Exhibit 10.29

CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED CONFIDENTIAL INFORMATION APPEARS ON NINE (9) PAGES OF THIS EXHIBIT.

CREDIT AGREEMENT

Between

SUNLINK HEALTH SYSTEMS, INC.,

SUNLINK HEALTHCARE, LLC,

DEXTER HOSPITAL, LLC,

CLANTON HOSPITAL, LLC,

SOUTHERN HEALTH CORPORATION OF ELLIJAY, INC.,

SOUTHERN HEALTH CORPORATION OF DAHLONEGA, INC.,

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC.,

SOUTHERN HEALTH CORPORATION OF JASPER, INC.,

HEALTHMONT OF GEORGIA, INC.,

HEALTHMONT, LLC,

HEALTHMONT OF MISSOURI, LLC,

SUNLINK SERVICES, INC.,

SUNLINK HOMECARE SERVICES, LLC.,

KRUG PROPERTIES, INC.,

CENTRAL ALABAMA MEDICAL ASSOCIATES, LLC

DAHLONEGA CLINIC, LLC

CARMICHAEL’S CASHWAY PHARMACY, INC.,

CARMICHAEL’S NUTRITIONAL DISTRIBUTOR, INC., and

BREATH OF LIFE HOME HEALTH EQUIPMENT, INC.

(“Borrowers”)

And

THE OTHER PERSONS PARTY HERETO THAT

ARE DESIGNATED AS CREDIT PARTIES,

And

CHATHAM CREDIT MANAGEMENT III, LLC,

as Agent

And

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

i

EXHIBITS

Exhibit A	Form of Revolving Note
Exhibit B	Form of Term Note
Exhibit C	Form of Subordination Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Borrowing Base Certificate
Exhibit G	Form of Compliance Certificate
Exhibit H	NCV Calculation
Exhibit I-1	Matters to be Covered in Opinion of Counsel
Exhibit 1-2	Matters to be Covered in Supplemental Opinion of Counsel
Exhibit J	Business Associate Agreement
Exhibit J-1	Covered Entities
Exhibit K	Wire Instructions
Exhibit L	Form of Assignment and Assumption
Exhibit M	Form of Guaranty

SCHEDULES

Schedule 1.1(a)	Encumbered Real Estate
Schedule 1.1(b)	Required Control Agreements
Schedule 3.1	Leased Locations/Locations of Inventory
Schedule 4.6	Litigation
Schedule 4.8	Environmental Matters
Schedule 4.9	Health Care Laws Compliance Matters
Schedule 4.12	Restricted Grants
Schedule 4.14	ERISA
Schedule 4.16	List of Real Properties
Schedule 4.25	Subsidiaries
Schedule 4.28	Deposit Accounts
Schedule 4.29	Offsets
Schedule 4.34	Insurance
Schedule 5.15	Local Bank Accounts
Schedule 6.2	Intercompany Conveyances Property
Schedule 6.12	Existing Investments
Schedule 6.13	Existing Indebtedness
Schedule 6.14	Existing Liens
Schedule 6.15	Contingent Obligations
Schedule 6.23	Leases

ANNEXES

Annex A	Pro Rata Shares and Commitment Amounts
Annex B	Closing Checklist

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 23, 2008, is by and between SUNLINK HEALTH SYSTEMS, INC., a corporation organized under the laws of the State of Ohio, SUNLINK HEALTHCARE LLC, a limited liability company organized under the laws of the State of Georgia, DEXTER HOSPITAL, LLC, a limited liability company organized under the laws of the State of Georgia, CLANTON HOSPITAL, LLC, a limited liability company organized under the laws of the State of Georgia, SOUTHERN HEALTH CORPORATION OF ELLIJAY, INC., a corporation organized under the laws of the State of Georgia, SOUTHERN HEALTH CORPORATION OF DAHLONEGA, INC., a corporation organized under the laws of the State of Georgia, SOUTHERN HEALTH CORPORATION OF HOUSTON, INC., a corporation organized under the laws of the State of Georgia, SOUTHERN HEALTH CORPORATION OF JASPER, INC., a corporation organized under the laws of the State of Georgia, HEALTHMONT OF GEORGIA, INC., a corporation organized under the laws of the State of Tennessee, HEALTHMONT, LLC, a limited liability company organized under the laws of the State of Georgia, HEALTHMONT OF MISSOURI, LLC, a limited liability company organized under the laws of the State of Georgia, SUNLINK SERVICES, INC., a corporation organized under the laws of the State of Georgia, SUNLINK HOMECARE SERVICES, LLC, a limited liability company organized under the laws of the State of Georgia, KRUG PROPERTIES, INC., a corporation organized under the laws of the State of Ohio, CENTRAL ALABAMA MEDICAL ASSOCIATES, LLC, a limited liability company organized under the laws of the State of Georgia, DAHLONEGA CLINIC, LLC, a limited liability company organized under the laws of the State of Georgia, CARMICHAEL’S CASHWAY PHARMACY, INC., a corporation organized under the laws of Louisiana, CARMICHAEL’S NUTRITIONAL DISTRIBUTOR, INC., a corporation organized under the laws of Louisiana, and BREATH OF LIFE HOME HEALTH EQUIPMENT, INC., a corporation organized under the laws of Louisiana (each individually, a “Borrower” and, collectively, the “Borrowers”), the other persons designated as “Credit Parties” on the signature pages hereof, the financial institutions who are or hereafter become parties to this Agreement as Lenders, and CHATHAM CREDIT MANAGEMENT III, LLC, a Georgia limited liability company (in its individual capacity “Chatham”), as Agent.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Acquisition”: The purchase or other acquisition by one or more Borrowers or any Subsidiary of assets constituting a business, division, or product line of any Person or of the Equity Interest of any Person.

“Adjusted Consolidated Net Income”: For any period the Consolidated Net Income for such period and without giving effect to any extraordinary gains or losses from sales of assets plus, without duplication, (i) the sum of the amount of all non cash charges (including, without limitation, depreciation, amortization, depletion, deferred tax expense and non cash interest expense) and non cash losses which were included in arriving at Consolidated Net Income for such period less (ii) all non cash gains included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital”: At any time shall mean Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities (but excluding therefrom any unpaid principal balance of the Revolving Loan and the current maturities of the Term Loan).

“Advance”: As defined in Section 2.1(a).

“Advance Date”: The date of the making of any Advance hereunder.

“Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, twenty (20%) percent or more of any class of voting Equity Interests of the Person referred to, (c) each Person, twenty (20%) percent or more of the voting Equity Interests (or if such Person is not a corporation, twenty (20%) percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Applicable Insolvency Laws”: As defined in Section 8.18(j).

“Applicable Revolving Margin”: 3.50%.

“Applicable Percentage”: As defined in Section 2.10.

“Applicable Term Loan Margin”: 5.07%

“Assessments”: As defined in Section 4.13.

“Availability”: As of any date of calculation, the amount equal to (i) the lesser of (a) the Revolving Commitment Amount then in effect and (b) the Borrowing Base, less (ii) the unpaid principal balance of the Revolving Loan.

“Beneficiaries”: Agent and each Lender.

“Board”: The Board of Governors of the Federal Reserve System or any successor thereto.

“Borrower” and “Borrowers”: As defined in the opening paragraph hereof.

“Borrowers’ Agent”: SunLink Health Systems, Inc., a corporation organized under the laws of the State of Ohio.

“Borrowing Base”: As of any date of calculation, a dollar amount equal to the lesser of:

(A) 85% of the Net Collectible Value of Borrowers’ Eligible Accounts at such time less reserves established from time to time by Agent in its reasonable credit judgment. and

(B) (x) the product of (X)(i) Consolidated EBITDA of the Borrowers, as determined as of the end of the most recent fiscal month of the Borrowers for the twelve months ending thereon for which Financial Statements have been furnished to Agent (such twelve month being the “Relevant Period” for the purposes of this definition) plus (ii) with respect to each Person and any of its Subsidiaries acquired in a Permitted Acquisition during such Relevant Period, the Consolidated Pro Forma EBITDA of such Person and any of its Subsidiaries for all times during such Relevant Period prior to the acquisition of such Person and any of its Subsidiaries, multiplied by (Y) 3.5 less (y) the unpaid principal balance of the Term Loan;

“Borrowing Base Certificate”: A certificate in the form of Exhibit F hereto.

“Business Day”: Any day which is not a day on which banking institutions in any of the cities of Atlanta, Georgia and New York, New York are authorized or obligated by law or executive order to close.

“Capital Expenditures”: For any period, for the Borrowers, the sum of (a) all amounts that would be included as additions to property, plant and equipment set forth in the consolidated statement of cash flows in the section entitled Cash Flows from Investing Activities and (b) the amount for Assets Acquired under Capital Lease Obligations set forth in the consolidated statement of cash flows in the section entitled Non-cash Investing and Financing Activities, as prepared in accordance with GAAP, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

“Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Captive Insurance Subsidiary”: CastleLink Assurance, Ltd., an exempted company organized under the law of Cayman Islands, which is a company solely engaged in the business of providing insurance coverage to the Borrowers and their Subsidiaries and, to the extent the insurance coverage provided covers risks that (i) would be covered by a standard general malpractice liability policy and (ii) arise solely from providing services and products in the ordinary course of business of the Borrowers and their Subsidiaries.

“Carmichael’s”: Carmichael’s Cashway Pharmacy, Inc., a corporation organized under the laws of Louisiana.

“Carmichael’s Acquisition”: the acquisition of all of the issued and outstanding Equity Interest in Carmichael’s pursuant to the Carmichael’s Acquisition Agreement.

“Carmichael’s Acquisition Agreement”: that certain Stock Purchase Agreement, dated as of April 23, 2008, by and among Sellers, Carmichael’s and SunLink Homecare Services, LLC, a Georgia limited liability company, as the same may be amended, restated or otherwise modified from time to time prior to the Closing Date.

“Carmichael’s Acquisition Documents” means the Carmichael’s Acquisition Agreement and all other agreements, instruments, documents and certificates entered into in connection with the Carmichael’s Acquisition Agreement.

“Carmichael’s Entity” means Carmichael’s and each of its Subsidiaries which are consolidated with Carmichael’s in accordance with GAAP.

“Cash Equivalents”: As to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or the District of Columbia having capital, surplus and undivided profits aggregating in excess of $100,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A2 or the equivalent thereof by Standard & Poor’s Corporation or at least P2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“CHAMPVA”: Collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA, and (b) all rules, regulations (including 38 C.F.R. § 17.54), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Chatham Fee Letter”: As defined in Section 2.11.

“Change of Control”: The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests of any Borrower representing forty (40%) percent or more of the combined voting power of all Equity Interests of such Borrower entitled to vote in the election of directors; or (b) during any period of up to twelve consecutive months, whether commencing before or after the Closing Date, individuals who at the beginning of such twelve-month period were directors of any Borrower ceasing for any reason to constitute a majority of the Board of Directors of any Borrower (other than by reason of death, disability or scheduled retirement); provided, however, that, notwithstanding anything to the contrary herein, Agent and Lenders acknowledge and agree that SHSI shall be permitted to reduce the number of directors on its Board of Directors to five (5) members during the term hereof; or (c) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over Equity Interests of any Borrower representing forty (40%) percent or more of the combined voting power of all Equity Interests of any Borrower entitled to vote in the election of directors.

“Charges”: As defined in Section 8.19.

“Closing Date”: April 23, 2008.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collateral”: The property of the Credit Parties described in the Security Documents as “Collateral” and Encumbered Real Estate.

“Collateral Account”: As defined in Section 7.3.

“Collateral Coverage Ratio”: The ratio as of the last day of any fiscal quarter or other date of determination of (i) the sum of (A) Receivables Collateral Coverage, (B) Real Estate Collateral Coverage, (C) Equipment Collateral Coverage, and (D) Inventory Collateral Coverage, to (ii) Total Outstandings.

“Collections”: Means all funds received from or on behalf of Obligors in payment of any amount owed with respect to Receivables.

“Commitments”: (a) as to any Lender, the aggregate of such Lender’s Revolving Commitment and Term Loan Commitment as set forth on Annex A to this Agreement or in the most recent Assignment Agreement or Participation Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Commitments and Term Loan Commitments, which aggregate commitment shall be Forty-Seven Million Dollars ($47,000,000) on the Closing Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

“Compliance Certificate”: A certificate in the form of Exhibit G hereto.

“Concentration Account”: Means, *** or any other account which the Agent may designate as a “Concentration Account” in writing from time to time, each of which shall be subject to a Control Agreement in favor of the Agent, in form and substance satisfactory to the Agent.

“Consolidated” or “consolidated”: Except as otherwise provided herein, with reference to any term defined herein, that term as applied to the accounts of the Borrowers and their Subsidiaries, consolidated in accordance with GAAP.

“Consolidated Current Assets”: As of any date, the consolidated current assets of the Borrowers, determined in accordance with GAAP.

“Consolidated Current Liabilities”: As of any date, the consolidated current liabilities of the Borrowers, determined in accordance with GAAP.

“Consolidated EBITDA”: With respect to the Borrowers and their Subsidiaries determined in accordance with GAAP for any fiscal period, without duplication, an amount equal to:

(a) Consolidated Net Income of the Borrowers and their Subsidiaries for such period determined in accordance with GAAP, minus

(b) on a consolidated basis, the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by the Borrowers and

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 1 of 9 pages containing information redacted pursuant to a request for confidential treatment.

their Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining Consolidated Net Income, in each case to the extent included in the calculation of Consolidated Net Income of the Borrowers and their Subsidiaries for such period in accordance with GAAP, but without duplication, plus

(c) on a consolidated basis, the sum of (i) any provision for income taxes, (ii) Consolidated Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation, amortization, depletion, deferred tax expense, and non-cash interest expense) for such period, (v) the amount, if any, of non-recurring costs or expenses related to any refinancing, acquisition, or merger transaction, including, without limitation, accounting, legal, consulting and other professional fees in connection therewith, for such period, (vi) amortized debt discount for such period, and (vii) the amount of any deduction to Consolidated Net Income as the result of any grant to any members of the management of the Borrowers and their Subsidiaries of any Equity Interests (in each case, as determined in accordance with GAAP), in each case to the extent included in the calculation of Consolidated Net Income of the Borrowers and their Subsidiaries for such period in accordance with GAAP, but without duplication.

Notwithstanding the foregoing, it is agreed that, for purposes of determining compliance with the financial covenants set forth in Section 6.16{Leverage Ratio}, Section 6.17{Senior Leverage Ratio} and Section 6.21{Minimum EBITDA} and for the purpose of determining the Borrowing Base on each date of determination occurring on or prior to April 30, 2009, Consolidated EBITDA of the Borrowers and their Subsidiaries (and, in the case of determining the Borrowing Base, the Consolidated EBITDA of the Borrowers) shall be equal to the sum of (A) actual Consolidated EBITDA of the Consolidated SunLink Entity for the twelve (12) consecutive months ending on such date of determination plus (B) Consolidated EBITDA of the Carmichael’s Entity for the twelve (12) consecutive months ending on such date of determination; provided, however, that, in the case of determining the Consolidated EBITDA of the Carmichael’s Entity for any 12-consecutive month measuring period that includes any month ending prior to May 1, 2008, the Consolidated EBITDA of the Carmichael’s Entity for each such month shall be deemed to be $316,667.

“Consolidated Excess Cash Flow”: For any period, the remainder of (a) the sum of (i) Adjusted Consolidated Net Income for such period, and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of (i) the amount of Capital Expenditures made by the Borrowers and its Subsidiaries on a consolidated basis during such period in accordance with Section 6.10 funded from cash flow that is generated by the operations of the Borrowers and, in any event, other than any such Capital Expenditure to the extent financed through the incurrence of Capitalized Lease Obligations or any other Indebtedness (including Revolving Loans), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrowers and their Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrowers and their Subsidiaries (excluding (A) payments as a result of a Prepayment Event hereunder with proceeds of asset sales and Net Insurance/Condemnation Proceeds other than the portion thereof which resulted in a gain on conversion of assets under GAAP and (B) payments with the proceeds of other Indebtedness or equity or equity contributions (but in the case of a voluntary prepayment of the Loans, only to the extent accompanied by a voluntary reduction to the Commitments, and in the case of any other Indebtedness which may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof)) during such period, (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period and (iv) the aggregate amount of cash consideration paid from cash flow that is generated by the operations of the Borrowers to make Permitted Acquisitions during such period.

“Consolidated Interest Expense”: For any period of determination, the aggregate consolidated amount, without duplication, of interest (whether cash or non-cash) paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrowers and its Subsidiaries, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

“Consolidated Net Income”: For any period, the consolidated net after tax income of the Borrowers and their Subsidiaries determined in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person which is not a Subsidiary of the Borrower, except to the extent of the amount of any dividends or other distributions actually paid to the Borrowers or any of their Subsidiaries during such period, (ii) except for determinations expressly required to be made on a pro forma basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary, (iii) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (iv) fees, expenses and charges incurred in connection with the consummation of the Carmichael’s Acquisition, (v) all amounts charged to expense by the Borrowers related to unsolicited takeover offer from Resurgence Health Group LLC, Berggruen Holdings Ltd and related parties as long as such amounts are charged to expense during the period through December 31, 2008, (vi) all amounts charged to expense by the Borrowers, including for consulting, legal and related expenses and committee meeting fees, for the Special Committee of the SunLink Board of Directors formed to review strategic alternatives in November 2007 as long as such amounts are charged to expense and excluded in computing Consolidated Net Income for any period ending on or prior to December 31, 2008; (vii) all amounts (other than legal fees and expenses) charged to expense by the Borrowers for the litigation between Piedmont Heathcare Inc. and Piedmont Mountainside Hospital Inc. (Piedmont) and SunLink Health Systems, Inc. SunLink Healthcare LLC and Southern Health Corporation of Jasper, Inc. (SunLink) for breach of agreement in the asset sale agreement in June 2004 in which Piedmont purchased Mountainside Medical Center from SunLink as long as such amounts are charged to expense and excluded in computing Consolidated Net Income for any period ending on or prior to the Closing Date, (vii) legal fees and expenses relating to the litigation described in the preceding clause (vi), (viii) all amounts (other than legal fees and expenses) charged to expense by the Borrowers for the settlement of the UK Obligations as long as such amounts are charged to expense and excluded in computing Consolidated Net Income for any period ending on or prior to the Closing Date, and (ix) legal fees and expenses relating to the settlement of the UK Obligations.

“Consolidated Pro Forma EBITDA”: Consolidated EBITDA of any Person and any of its Subsidiaries acquired in a Permitted Acquisition calculated in a manner satisfactory to the Agent (and agreed to in writing by the Agent), adjusted by verifiable expense reductions, if any, which are reasonably expected to be realized, in each case calculated by the Borrowers’ Agent and approved by the Agent in its reasonable discretion based on Agent’s customary underwriting policy.

“Consolidated SunLink Entity”: SHSI and each of its Subsidiaries (other than Carmichael’s Entity) which are consolidated with SHSI in accordance with GAAP.

“Contingent Obligations”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligations” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Control Agreement”: An agreement which satisfies the requirements of “control” in favor of the Agent over a Deposit Account, investment property, electronic chattel paper or letter-of-credit rights, within the meaning of the UCC.

“Credit Party”: Any Borrower or any Guarantor and “Credit Parties” means, collectively, Borrowers and Guarantors.

“Cut-off Period”: 150 days after the original invoice date for the applicable Receivable.

“Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Deposit Account”: Any demand, lockbox, time, savings, passbook or similar account now or hereafter maintained by or for the benefit of a Credit Party, with an organization that is engaged in the business of banking (including, without limitation, banks, savings banks, savings and loan associations, credit unions and trust companies), and all funds and amounts therein, whether or not restricted or designated for a particular purpose, including without limitation, all Collateral Accounts, and all “deposit accounts” as defined in the UCC.

“Domestic Subsidiary”: Any Subsidiary incorporated in any of the states of the United States or in the District of Columbia.

“Eligible Inventory”: Inventory owned by a Borrower which at all times continues to be acceptable to the Agent in its reasonable credit judgment exercised in good faith. In general, Inventory shall be Eligible Inventory if it meets all of the criteria set forth below:

(a) Such Inventory is not obsolete or unreasonably aged, as determined by the Agent in its reasonable credit judgment;

(b) Such Inventory is subject to a valid, first priority perfected security interest in favor of the Agent, for the benefit of the Beneficiaries, subject only to Permitted Liens; and

(c) Such Inventory is not held by a Borrower as a consignee or pursuant to a similar title retention arrangement with a vendor of such Inventory.

The criteria for Eligible Inventory set forth above may be changed and the Agent may establish any new criteria for Eligible Inventory from time to time in the Agent’s reasonable credit judgment exercised in good faith.

“Eligible Receivables”: Receivables created by a Borrower that continue to be acceptable to the Agent based on the Agent’s criteria of eligibility set forth below. In general, Receivables shall be Eligible Receivables if they meet all of the criteria set forth below:

(a) Such Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by a Borrower in the ordinary course of its business to a Person which is not an Affiliate of such Borrower, for which an invoice has been issued in accordance with such Borrower’s customary billing procedures;

(b) Such Receivables are not unpaid more than the Cut-off Period;

(c) Such Receivables do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Obligor may be conditional or contingent;

(d) The chief executive office of the Obligor with respect to such Receivables is located in the United States;

(e) The Obligor with respect to such Receivables has not asserted or threatened to assert a counterclaim, defense or dispute and does not have any right of setoff or recoupment against such Receivables (but the portion of the Receivables of such Obligor in excess of the amount at any time and from time to time subject to setoff or counterclaim may be deemed Eligible Receivables);

(f) There are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Receivables or reduce the amount payable or delay payment thereunder;

(g) Such Receivables are subject to the first priority, valid and perfected security interest of the Agent, for the benefit of the Beneficiaries;

(h) There are no proceedings or actions (including, without limitation, Insolvency Proceedings) which are threatened or pending against the Obligor with respect to such Receivables which would reasonably be expected to result in any material adverse change in any such Obligor’s financial condition;

(i) Such Receivables are not evidenced by or arising under any instrument or chattel paper (as such terms are defined in the UCC);

(j) Such Receivables for a single Obligor do not constitute more than 50% of the total aged beyond the Cut-off Period;

(k) Such Receivables are owed by Obligors deemed creditworthy at all times by the Agent in good faith;

(l) The Obligor obligated upon such Receivable has not suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due;

(m) A petition is not filed by or against any Obligor obligated upon such Receivable under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(n) Such Receivables are not owed by Obligors who are individual patients and do not constitute self-pay accounts;

(o) Such Receivables are not owed by any Credit Party or director, officer, other employee or Affiliate of any Credit Party, or any entity that has any common officer or director with any Credit Party; and

(p) Any other Receivables which the Agent, in its sole discretion, deems Eligible Receivables.

The criteria for Eligible Receivables set forth above may be changed and the Agent may establish any new criteria for Eligible Receivables from time to time in the Agent’s reasonable credit judgment exercised in good faith.

“Encumbered Equipment”: All equipment of Credit Parties subject to the first priority, valid and perfected security interest of the Agent, for the benefit of the Beneficiaries.

“Encumbered Real Estate”: All real property listed in Schedule 1.1(a) attached hereto and such additional real property as the Agent may request be mortgaged to it pursuant to Section 5.14, which real property is subject to the first priority, valid and perfected Lien of the Agent, for the benefit of the Beneficiaries.

“Equipment Collateral Coverage”: The amount equal to the net book value of the Encumbered Equipment, unless there exists a Qualifying Appraisal for such property issued no more than one year prior to any date of determination, in which case the applicable amount shall be the appraised value.

“Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which a Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Event of Default”: Any event described in Section 7.1.

“Existing Foreign Subsidiaries”: The UK Subsidiaries and Klippan S.A.R.L., a company organized under the laws of France, and Klippan GmbH, a company organized under the laws of Germany.

“Existing Credit Agreement”: Credit Agreement dated as of October 15, 2004, among the Borrowers named therein and Existing Lender, as the same has been amended, supplemented, restated or otherwise modified prior to the date hereof.

“Existing Lender”: CF Blackburn LLC (assignee of Residential Funding Corporation, a Delaware corporation).

“Existing Loan Documents”: The Existing Credit Agreement and all other agreements, documents and instruments executed and delivered to the Existing Lender, as the same has been amended, supplemented, restated or otherwise modified prior to the date hereof.

“Fees”: Revolving Commitment Fees, Prepayment Fees, fees specified in the Chatham Fee Letter and any other fees due pursuant to the Loan Documents.

“Financial Statements”: The consolidated financial statements, including, without limitation, income statements, statements of cash flows and balance sheets of SunLink Health Systems, Inc., Borrowers and their Subsidiaries, to be delivered in accordance with Section 5.1.

“Fixed Charge Coverage Ratio”: For any period of determination, the ratio of

(a) (i) Consolidated EBITDA less (ii) (A) Capital Expenditures other than Capital Expenditures to the extent financed through the incurrence of Capitalized Lease Obligations or any other Indebtedness (other than Revolving Loans) unless such Capital Expenditures constitute a portion of the purchase price for a Permitted Acquisition and (B) taxes paid in cash (other than taxes with respect to non-recurring capital gains), to

(b) the sum of (i) Consolidated Interest Expense and (ii) all scheduled or otherwise required principal payments (excluding mandatory prepayments of the Term Loan under this Agreement) with respect to Total Liabilities (including but not limited to all payments with respect to Capitalized Lease Obligations of the Borrowers and the Subsidiaries), in each case determined for said period on a consolidated basis.

“Funded Debt”: As of each date of determination, without duplication (a) all Indebtedness for borrowed money of the Borrowers and their consolidated Subsidiaries on that date (including without limitation all obligations under Capitalized Lease Obligations) and other interest bearing Indebtedness of the Borrowers and their consolidated Subsidiaries maturing more than one year from the date of original issuance (including current maturities), (b) the aggregate amount available for drawing under all letters of credit outstanding on that date (net of the amount of any related certificate of deposit posted as security therefor) for which the Borrowers or a consolidated Subsidiary of the Borrowers is the account party (excluding, however, the aggregate amount available for drawing under letters of credit issued to lenders and lessors of Indebtedness of the type described in clause (a) in support of such Indebtedness), (c) the aggregate amount drawn under all letters of credit (net of the amount of any related certificate of deposit posted as security therefor) for which the Borrowers or a consolidated Subsidiary of the Borrowers is the account party and for which the issuer of such letters of credit has not been reimbursed on that date, (d) all Indebtedness for borrowed money of the Borrowers and their consolidated Subsidiaries on that date owed to any bank or financial institution, and (e) all Indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by the Borrowers or a consolidated Subsidiary of the Borrowers, even though the Borrowers or such consolidated Subsidiary has not assumed or become liable for the payment of such Indebtedness.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Governmental Authority”: Any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor”: Any Person who or which executes a Guaranty or similar agreement in favor of Agent, for the benefit of the Beneficiaries.

“Guaranty”: Guaranty dated as of the Closing Date made by the Credit Parties party thereto for the benefit of the Agent, on behalf of the Beneficiaries, substantially in the form attached thereto as Exhibit M and any other guaranty executed by any Person in favor of Agent, for the benefit of the Beneficiaries, with respect to the Obligations, in form and substance satisfactory to Agent.

“Health Care Laws”: Means (i) any and all federal, state and local healthcare fraud and abuse laws, including, without limitation, the federal Anti–Kickback Statute (42 U.S.C. § 1320a–7(b)), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a–7 and 1320a–7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder; (iii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104–191) and the regulations promulgated thereunder; (iv) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108–173) and the regulations promulgated thereunder; (vi) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (vii) federal, state and local laws regulating the ownership or operation of a health care facility or business, or assets used in connection therewith; (viii) federal, state and local laws relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by any Credit Party and its Subsidiaries, including, but not limited to, laws and regulations relating to practice of medicine and other health care professions, professional fee splitting, tax–exempt organization and charitable trust law applicable to health care organizations, certificates of need, certificates of operations and authority; and (ix) any and all other applicable health care laws, regulations, manual provisions, policies and material administrative guidance, each of (i) through (ix) as may be amended from time to time.

“HIPAA”: Means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliance Plan”: As defined in Section 4.13.

“HIPAA Compliant”: Means that to the extent applicable, the applicable Credit Party or Subsidiary (A) is, or on or before any applicable compliance date will be, in material compliance with any and all of the applicable requirements of HIPAA, including all requirements of the Transactions Rule and the Privacy and Security Rules and (B) is not subject to, and would not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that would reasonably be expected to cause a Material Adverse Occurrence in connection with any violation by a Credit Party or Subsidiary of a Credit Party of the then effective requirements of HIPAA.

“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.

“Immaterial Subsidiary”: Each Subsidiary of SHSI (other than Borrowers (except for KRUG Properties, Inc. and Dahlonega Clinic LLC) with respect to which each of the following is satisfied (a) the aggregate revenues of such Subsidiary do not exceed $5,000,000 in any calendar year and during the period of twelve consecutive months most recently ended prior to such Subsidiary being designated as an Immaterial Subsidiary, and (b) the book value of the tangible assets of such Subsidiary does not exceed $5,000,000, in each case that has been designated as an Immaterial Subsidiary by the Borrowers’ Agent in a written notice delivered to the Agent but other than any such Subsidiary as to which the Borrowers’ Agent has revoked such designation by written notice to the Agent. On the Closing Date, KRUG Properties, Inc., Dahlonega Clinic LLC, KRUG International (UK) Limited, Bradley International Holdings Limited, Klippan S.A.R.L. and Klippan GmbH are Immaterial Subsidiaries.

“Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such Person under any Equity Interests issue by such Person, and (l) all Contingent Obligations of such Person.

“Indemnitee” and “Indemnitees”: As defined in Section 8.12.

“Insolvency Proceeding”: Any proceeding commenced by or against any Person, under any provision of any bankruptcy, insolvency or receivership law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, receiverships, readjustments of debt, dissolutions, liquidations, or extensions with some or all creditors.

“Inventory”: Goods, other than farm products, which are leased by a Person as lessor, are held by a person for sale or lease or to be furnished under a contract of service, are furnished by a Person under a contract of service, or consist of raw materials, work in process, or materials used or consumed in a business or incorporated or consumed in the production of any of the foregoing and supplies, in each case wherever the same shall be located, whether in transit, on consignment, in retail outlets, warehouses, terminals or otherwise, and all property the sale, lease or other disposition of which has given rise to an Account and which has been returned to a Borrower or repossessed by a Borrower or stopped in transit.

“Inventory Collateral Coverage”: The amount equal to the net book value of all Eligible Inventory of the Borrowers, unless there exists a Qualifying Appraisal for all Eligible Inventory issued no more than three months prior to any date of determination, in which case the applicable amount shall be the appraised value.

“Investment”: The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Keyman Life Insurance”: a keyman life insurance policy on the life of Robert M. Thornton, Jr. in an amount of at least $5,000,000 and on other terms and conditions and from an insurance company acceptable to the Agent.

“KRUG Pension Plan”: The defined benefit pension plan of SHSI, formerly known as KRUG International Corp., an Ohio corporation, which is entitled the “KRUG International Corp. Retirement Plan.”

“Leverage Ratio”: For any period of determination, the ratio of (i) Total Debt as of the end of such period to (ii) the sum of (A) Consolidated EBITDA for such period plus (B) with respect to each Person and any of its Subsidiaries acquired in a Permitted Acquisition during such period, the Consolidated Pro Forma EBITDA of such Person and any of its Subsidiaries for all times during such period prior to the acquisition of such Person and any of its Subsidiaries.

“LIBOR Rate”: The greater of (a) 2.75% per annum or (b) the Thirty-Day LIBOR rate, as published in the Bloomberg Professional Service page BBAM 1 for the last business day of the month immediately preceding the month for which interest is being calculated or if such published rate ceases to be available, such other published “LIBOR Rate” as the Agent may reasonably select; provided, however, that in no event shall “LIBOR Rate” exceed 5.5% per annum.

“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan”: The Revolving Loan or Term Loan.

“Loan Documents”: This Agreement, the Security Documents, the Notes and all other documents, instruments and agreements, including lockbox agreements, control agreements, servicing agreements, financing statements, and deeds of trust or mortgages, executed in connection herewith or therewith.

“Local Bank Account”: As defined in Section 5.15(a).

“Local Bank Account Agreement”: As defined in Section 5.15(a).

“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which would reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Credit Parties and their Subsidiaries taken as a whole, (b) impair the ability of the Credit Parties and their Subsidiaries, taken as a whole, to perform their obligations under any Loan Document, (c) the validity or enforceability of the material obligations of any Credit Party or any Subsidiary other than an Immaterial Subsidiary under any Loan Document, (d) the rights and remedies of the Agent or any Lender against any Credit Party or any Subsidiary other than an Immaterial Subsidiary, (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Credit Parties hereunder, or (f) the validity of the joint and several nature of the obligations of the Borrowers with respect to all of the Obligations.

“Maximum Rate”: As defined in Section 8.19.

“Medicaid”: Collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare”: Collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgages”: Each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents with respect to the Encumbered Real Estate.

“Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of a Credit Party or any ERISA Affiliate.

“Net Collectible Value” or “NCV”: With respect to any Type of Eligible Receivables, the percentage determined by the Agent, in its reasonable credit judgment, by which the gross amount of such Eligible Receivables is multiplied to determine the net collectible value of such Receivables. Net Collectible Value is generally calculated in the manner described in Exhibit H. The initial Net Collectible Value for each Obligor Type shall be as set forth on Exhibit H. The Agent may adjust Net Collectible Value for any Type of Receivables as provided in Section 2.15.

“Net Insurance/Condemnation Proceeds”: Any cash payments or proceeds received by any of the Credit Parties (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of the Credit Parties by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and documented fees, expenses and costs incurred by the Credit Parties in connection with the adjustment or settlement of any claims of the Credit Parties in respect thereof, including (i) income taxes reasonably estimated to be actually payable within two years of the date of receipt of such payments or proceeds as a result of any gain recognized in connection with the receipt of such payment or proceeds and (ii) payment of the outstanding amount of principal, premium or penalty, if any, and interest of any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is repaid as a result of receipt of such payments or proceeds.

“Note”: Each Term Note or the Revolving Note (collectively, the “Notes”).

“Obligations”: All loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Obligor”: Any Person that is obligated to make payment with respect to any Receivables.

“Offset”: Any amount, including any overpayment made to any Borrower or any of its Affiliates, with respect to any Obligor that is to be repaid by offset against amounts then due to such Borrower by such Obligor. Offsets shall include any amounts constituting penalties or assessments due to any state or federal tax authorities, amounts deemed by any Obligor to be recoupments, inter-agency or inter-creditor offsets and recoupments and any other amounts withheld or paid to any person or entity other than the Agent and the Lender to offset against any purported liability of the Borrowers.

“Other Taxes”: As defined in Section 2.16(b).

“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Permitted Acquisitions”: (i) Any Acquisition by any Borrower where (a) the business or division acquired is for use, or the Person acquired is engaged, in a business similar to that engaged in by the Borrowers on the Closing Date, (b) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist, (c) not less than ten (10) Business Days prior to the consummation of such Acquisition, Agent shall have received pro forma financial statements, certified by the chief financial officer of SHSI as to the matters described in Section 4.5(b), giving effect to the Acquisition showing that the Borrowers are, and are reasonably anticipated to remain in pro forma compliance with all the financial ratios and restrictions set forth in Section 6.16, Section 6.17, Section 6.18, Section 6.19, Section 6.20 and Section 6.21, (d) reasonably prior to such Acquisition, the Agent shall have received drafts of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Agent may require to evidence the termination of Liens on the assets or business to be acquired and including subordination agreement in form and substance satisfactory to the Agent with respect to Indebtedness permitted to be incurred, if any, under Section 6.13(f), (e) no less than ten Business Days prior the consummation of such Acquisition, the Agent shall have received the financial statements of the Person or business to be acquired for the lesser time period of the prior three years or the period from the inception of such Person or business, in form and substance satisfactory to the Agent, (f) the provisions of Section 5.14 have been satisfied with respect to any Subsidiary to be formed or acquired in connection with such Acquisition and (g) the Agent has consented to such Acquisition in advance in writing; or (ii) any other Acquisition consented to in advance in writing by the Agent and Lenders.

“Permitted Encumbrances”: As defined in Section 6.14.

“Permitted Investments”: As defined in Section 6.12.

“Permitted Refinancing Indebtedness”: Any Indebtedness of the Borrowers issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund Indebtedness incurred pursuant to Section 6.13(b), Section 6.13(c), Section 6.13(d), Section 6.13(e), or Section 6.13(f) or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, (b) such refinancing or renewal does not add any Borrower as guarantor, obligor or grantor of security from that which applied to such Indebtedness being refinanced or renewed, (c) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus all accrued interest thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection therewith), and (d) such refinancing or renewal Indebtedness has substantially the same (or, from the perspective of Lender, more favorable) subordination provisions, if any, as applied to the Indebtedness being renewed or refinanced.

“Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of a Credit Party or of any ERISA Affiliate.

“Pledge Agreement”: Pledge Agreement dated as of the Closing Date made by the Credit Parties for the benefit of the Agent, on behalf of the Beneficiaries, substantially in the form attached thereto as Exhibit E.

“Prepayment Event”: Means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Credit Party other than dispositions described in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d); provided, however, that in the case of dispositions permitted only pursuant to Section 6.2(d) that result in net proceeds in excess of $5,000,000 in the aggregate for the term of this Agreement such excess amount shall be subject to prepayment pursuant to Section 2.6(a); provided, further, however, that notwithstanding the foregoing, as long as no Default or Event of Default has occurred and is continuing, no Prepayment Event arising from the dispositions described in this clause (a) shall occur to the extent net proceeds of such dispositions have been reinvested, or committed pursuant to a written agreement (including any purchase orders) to be reinvested, in productive assets (other than Inventory) of a kind then used or usable in the business of a Credit Party within 180 days after the date of such disposition and subsequently such reinvestment is made;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party, but only to the extent that the Net Insurance/Condemnation Proceeds therefrom have not been applied, or committed pursuant to a written agreement (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 180 days after such event, or within such longer period as agreed to by the Agent with respect to the repair, restoration, or replacement of any real property;

(c) any receipt by any Credit Party of any indemnity payments under the Carmichael’s Acquisition Agreement from any of the Sellers or under any purchase agreement relating to any Permitted Acquisition from any sellers thereof which exceed (A) $100,000 individually or (B) when added to all other such indemnity payments received after the Closing Date, $500,000 in the aggregate (the “Indemnity Payment Deductibles”); provided, however, that (i) any indemnity payments that relate to the reimbursement of, or payment by, any Credit Party of any out-of-pocket costs in connection with the Carmichael’s Acquisition or a Permitted Acquisition and (ii) any indemnity amounts that are offset against the principal amounts of any promissory notes issued to any of the Sellers in connection with the the Carmichael’s Acquisition or any of the sellers in connection with a Permitted Acquisition shall be excluded from the determination of the foregoing Indemnity Payment Deductibles; and

(d) any issuance of (i) Equity Interest in any Credit Party (other than pursuant to stock options issued in accordance with stock option plans or other benefit plans for management or employees of any Credit Party) or (ii) Indebtedness of any Credit Party.

“Prepayment Fees”: As defined in Section 2.10.

“Privacy and Security Rules”: As defined in Section 4.13.

“Pro Rata Share” : With respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Commitment of that Lender by (ii) the aggregate Revolving Commitments of all Lenders, (b) with respect to any Term Loan, the percentage obtained by dividing (i) the applicable Term Loan Commitment of that Lender by (ii) the aggregate applicable Term Loan Commitments of all Lenders, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 9.1.

“Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

“Qualifying Appraisal”: As defined in Section 2.17.

“Qualified Transferee”: (a) Any Lender or any Affiliate of any Lender that extends or invests in commercial loans, and (b) any commercial bank, savings and loan association or savings bank or any other entity having total assets in excess of $500,000,000, which extends credit or buys loans as one of its businesses, and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and reasonably determined by the Borrowers’ Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Transferee.

“Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which any Borrower hedges interest rate risk with respect to a portion of the Obligations.

“Real Estate Collateral Coverage”: The amount equal to the net book value of the Encumbered Real Estate, unless there exists a Qualifying Appraisal for such property issued no more than three (3) years prior to any date of determination, in which case the applicable amount shall be the appraised value.

“Receivables”: Any right to payment, whether constituting an account, chattel paper, instrument, general intangible, payment intangible, healthcare insurance receivable, contract or otherwise, arising from the sale, rental or lease of healthcare goods or equipment, or the provision of services and any ancillary sales, including all rights and remedies to payment relating thereto, together with any and all proceeds in any way derived, directly or indirectly therefrom. The term “Receivables” shall include amounts due under capitation and similar agreements, amounts due the Borrowers for cost adjustments or undercharges for prior services, amounts due as any part of a disproportionate share or risk share payment, workmen’s compensation claims, or other right to payment for any work, service, work in progress or other thing of value performed by the Borrowers whether billed or not by the Borrowers, and any other claims to payment held by the Borrowers.

“Receivables Collateral Coverage”: The amount equal to the Net Collectible Value of all Eligible Receivables.

“Remittance Account”: As defined in Section 2.2.

“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

“Required Control Agreements”: The Control Agreements described on Schedule 1.1(b) hereto by and among the Agent and each Borrower, bank, issuer or securities intermediary listed thereon.

“Required Lenders”: means Lenders having (a) 51% or more of the Commitments of all Lenders, or (b) if the Commitments have been terminated, 51% or more of the aggregate outstanding amount of the Loans.

“Required Revolving Lenders” means Revolving Lenders having (a) 51% or more of the Revolving Commitments of all Revolving Lenders, or (b) if the Revolving Commitments have been terminated, 51% or more of the aggregate outstanding amount of the Revolving Loan.

“Restricted Payments”: With respect to any Borrower and its Subsidiaries, collectively, (i) all dividends or other distributions of any nature (cash, Equity Interests other than common stock of such Borrower, assets or otherwise), (ii) all payments on any class of Equity Interests (including warrants, options or rights therefor) issued by such Borrower, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly, and (iii) all payments or prepayments of interest on, principal of, premium, if any, fees, redemptions, conversions, exchanges, purchases, retirements, defeasances, sinking fund or similar payments with respect to, any Indebtedness subordinated in right of payment to the Obligations.

“Revolving Commitment”: (a) As to any Lender, the obligation of such Lender to make its Pro Rata Share of Advances to the Borrowers, which commitment shall be as set forth on Annex A or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the obligations of all Lenders to make the Advances, which aggregate commitment shall be equal to the Revolving Commitment Amount on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Revolving Commitment Amount”: Initially $12,000,000 but as the same may be reduced from time to time, if at all, in accordance with this Agreement, including pursuant to Section 2.8.

“Revolving Commitment Fees”: As defined in Section 2.9.

“Revolving Lenders”: Those Lenders having a Revolving Commitment or holding a Revolving Loan.

“Revolving Loan” and “Revolving Loans”: As defined in Section 2.1(a).

“Revolving Note”: As defined in Section 2.1(a); one or more promissory notes of the Borrowers evidencing the obligation of the Borrowers to repay the Revolving Loan.

“Security Agreement”: Security Agreement dated as of the Closing Date made by the Credit Parties for the benefit of the Agent, on behalf of the Beneficiaries, substantially in the form attached thereto as Exhibit D.

“Security Documents”: The Security Agreement, the Required Control Agreements and any other Control Agreements, the Pledge Agreement, the Guaranty, the Mortgages and any other security agreements, pledge agreements, control agreements, mortgages, financing statements and other security documents entered into by the parties hereto or any other Persons or authorized to be filed or recorded pursuant to or in connection with this Agreement.

“Senior Officer”: As to any Person, the Chief Executive Officer, President, Executive Vice President, Vice President, Chief Financial Officer, or Controller, of such Person.

“Senior Leverage Ratio”: For any period of determination, the ratio of (i) Total Debt as of the end of such period less Subordinated Debt as of the end of such period to (ii) the sum of (A) Consolidated EBITDA for such period plus (B) with respect to each Person and any of its Subsidiaries acquired in a Permitted Acquisition during such period, the Consolidated Pro Forma EBITDA of such Person and any of its Subsidiaries for all times during such period prior to the acquisition of such Person and any of its Subsidiaries.

“Sellers” means Theodore S. Carmichael and Judy Chiasson Carmichael.

“SHSI”: SunLink Health Systems, Inc., an Ohio corporation.

“Specified Lien”: As defined in Section 8.18(j).

“Subordinated Debt”: Any Indebtedness of any Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that the Agent have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of any Borrower existing on the date of this Agreement, that the Agent have approved as Subordinated Debt in a writing delivered by the Agent to the Borrowers’ Agent on or prior to the Closing Date.

“Subordinated Intercompany Note” Master Subordinated Intercompany Note, executed by each Credit Party in favor of each other Credit Party, which is subordinated to the payment of the Obligations in a manner satisfactory to Agent and having other terms reasonably satisfactory to Agent, and which is pledged and delivered to Agent, for the benefit of the Beneficiaries, as security for the Obligations.

“Subsidiary”: Any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by any Credit Party either directly or through one or more Subsidiaries, excluding Existing Foreign Subsidiaries.

“Taxes”: As defined in Section 2.16(a).

“Termination Date”: The earliest of (a) the seventh anniversary of the Closing Date, (b) the date on which the Revolving Commitment is terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amount is reduced to zero pursuant to Section 2.8 hereof.

“Term Loan”: As defined in Section 2.1(b).

“Term Loan Commitment”: (a) As to any Term Loan Lender, the commitment of such Term Loan Lender to make its Pro Rata Share of the Term Loan (as set forth on Annex A) in the maximum aggregate amount specified in Section 2.1(b) or in the most recent Assignment Agreement, if any, executed by such Term Loan Lender and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make the Term Loan, in each case upon the terms and subject to the conditions of this Agreement.

“Term Loan Lenders” Those Lenders having Term Loan Commitments or holding the Term Loan.

“Term Notes”: One or more Notes described in Section 2.1(b)(iii), evidencing the obligation of the Borrowers to repay the Term Loan.

“Total Liabilities”: At the time of any determination, the amount, on a consolidated basis, of all items of Indebtedness of the Borrowers and their Subsidiaries that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.

“Total Debt”: At the time of any determination, the aggregate stated balance sheet amount of the Funded Debt of the Borrowers and their Subsidiaries determined on a consolidated basis.

“Total Outstandings”: At the time of any determination, the sum of the unpaid principal balance of the Revolving Loan and the unpaid principal balance of the Term Loan and all interest, cost or expenses due to the Agent and Lenders under this Agreement and the other Loan Documents.

“Transactions Rule”: As defined in Section 4.13.

“TRICARE”: Collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as CHAMPUS (Civilian Health and Medical Program of the Uniformed Services), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Type”: Relative to any Receivables, each applicable aging category (e.g., 0-30 days, 31-60 days, 61-90 days, etc.) up to and exceeding the Cut-off Period, Obligor type (e.g., Medicare, Medicaid, MediCal, institutional payors, commercial insurance payors, or individual/self pay (if applicable)), and/or other category or subset of Receivables used by the Agent to calculate the Net Collectible Value applicable to Receivables pursuant to the Agent’s NCV calculation methodology described in Exhibit H.

“UCC”: The Uniform Commercial Code, as adopted in the State of Georgia, as amended or supplemented from time to time.

“UK Subsidiaries”: KRUG International (“U.K.”), Ltd., a company organized under the laws of the United Kingdom, and Bradley International Holdings, Ltd., a company organized under the laws of the United Kingdom.

“UK Obligations”: The inter-company payables and other obligations, including, without limitation, any contingent obligations (including those arising under certain preferred stock issued and outstanding to KRUG International (“U.K.”), Ltd. by SunLink Healthcare Investments, Inc.) due from the Borrowers or any of them to, or on behalf of, the UK Subsidiaries, as set forth on Schedule 6.15 hereto.

“Unused Revolving Commitment”: As of any date of determination, the amount by which the Revolving Commitment Amount exceeds the principal amount of unpaid Advances on such date.

“United States”: Shall have the meanings specified in Section 7701 of the Internal Revenue Code.

“U.S. Taxes”: As defined in Section 2.16(e).

“Working Capital”: The amount of the excess, if any, of the Consolidated Current Assets over the Consolidated Current Liabilities of the Borrowers.

Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrowers and the Agent agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4 Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Lenders required pursuant to Section 8.1 hereof, and shall survive any termination of such other agreements until the obligations of the Borrowers under this Agreement and the Notes are irrevocably paid in full, and the commitments of the Lenders to advance funds to any Borrower are terminated. Whenever the word “knowledge” or a word of similar import relating to the knowledge or awareness of the Borrowers is used in this Agreement or the other Loan Documents, such phrase shall mean or refer to the actual knowledge of a Senior Officer of Borrower having responsibility for such matters and assumes that each Borrower maintains and applies appropriate policies and procedures to ensure that each Senior Officer is advised of all material matters and occurrences within the responsibility of such Senior Officer.

ARTICLE II

TERMS OF THE CREDIT FACILITIES

Section 2.1 Lending Commitments. On the terms and subject to the conditions hereof:

(a) Revolving Credit.

(i) Each Revolving Lender agrees, severally and not jointly, to make available to the Borrowers jointly and severally its Pro Rata Share of advances (each, an “Advance”) as part of a revolving loan facility (each a “Revolving Loan” and, collectively, the “Revolving Loans”) on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrowers may borrow, repay and reborrow in accordance with the provisions hereof as long as the amount of each such requested Advance does not exceed Availability then in effect and each of the other conditions precedent in Section 3.2 are satisfied; provided, however, that Borrowers shall not be entitled to request more than one (1) Advance during any period of 7 consecutive days without the consent of the Agent (it being understood and agreed that the Revolving Loans made pursuant to Section 2.5(c) shall be disregarded for the purposes of determining compliance with the foregoing limitation on requests) . No Revolving Lender shall have any obligation to make, and the Borrowers shall have no right to obtain or to permit to remain outstanding, any Advance or Advances that would cause such Revolving Lender’s Pro Rata Share of the total outstanding Advances to exceed its separate Revolving Commitment.

(ii) At the request of Agent on behalf of any Revolving Lender, the Borrowers shall jointly and severally execute and deliver to Agent for delivery to such Revolving Lender a note to evidence the Revolving Loans. The note shall be in the principal amount of the Revolving Commitment of such Revolving Lender, dated the Closing Date and substantially in the form of Exhibit A (the “Revolving Note”).

(iii) The aggregate principal amount of Revolving Loan advanced to each Borrower shall be the primary obligation of that Borrower (but shall also be guaranteed, jointly and severally, by all other Borrowers pursuant to Section 8.18).

(b) Term Loan . Each Term Loan Lender agrees, severally and not jointly, to lend to Borrowers, jointly and severally, in one draw, on the Closing Date, its Pro Rata Share of a term loan in an aggregate amount of $35,000,000 (the “Term Loan”).

(i) The Borrowers, jointly and severally, shall repay the Term Loan through periodic payments as indicated in Section 2.5(b) below.

(ii) The final installment of the Term Loan shall in all events equal the entire remaining principal balance of the Term Loan and shall be due and payable in full on the Termination Date. Amounts borrowed under this Section 2.1(b) and repaid may not be reborrowed.

(iii) At the request of Agent on behalf of any Term Loan Lender, the Borrowers shall jointly and severally execute and deliver to Agent for delivery to such Term Loan Lender a promissory note substantially in the form of Exhibit B (“Term Note”), to evidence the Term Loan in the amount of such Term Loan Lender’s Pro Rata Share of the Term Loan. Each Term Note shall represent the joint and several obligation of each Borrower to pay Term Loan, together with interest thereon.

(iv) The aggregate principal amount of Term Loan advanced to each Borrower shall be the primary obligation of that Borrower (but shall also be guaranteed, jointly and severally, by all other Borrowers pursuant to Section 8.18).

Section 2.2 Procedure for Revolving Loans. Any request by the Borrowers’ Agent for an Advance hereunder shall be in writing, or by telephone and in writing, and must be given so as to be received by the Agent not later than 11 a.m. (New York time) two (2) Business Days prior to the requested Advance Date. Each request for an Advance hereunder shall be irrevocable and shall be deemed a representation by each Borrower that on the requested Advance Date and after giving effect to the requested Advance the applicable conditions specified in Article III have been and will be satisfied, except for those conditions waived in writing by the Required Revolving Lenders with respect to such request. Each request for an Advance hereunder shall specify (i) the requested Advance Date and (ii) the amount of the Advance to be made on such date which shall be in a minimum amount of $100,000 or, if more, integral multiples of $100,000 in excess thereof. The Agent may rely on any telephone request by a Senior Officer of the Borrowers’ Agent for an Advance hereunder which it believes in good faith to be genuine (provided that the Borrowers’ Agent shall also be required to promptly confirm each telephone request in writing); and each Borrower hereby waives the right to dispute the Agent’s record of the terms of such telephone request. Unless the Required Revolving Lenders or the Agent determine that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrowers’ Agent by remittance to the deposit account designated by the Borrowers’ Agent from time to time in writing to the Agent, provided that such deposit account is subject to a security interest in favor of the Agent, for the benefit of the Beneficiaries, (the “Remittance Account”) in Immediately Available Funds not later than 4:00 p.m. (New York time) on the requested Advance Date the amount of the requested Advance.

Section 2.3 Records. The Agent shall enter in its ledgers and records (the “Loan Account”) the amount of the Term Loan and the Advances made and the repayments made thereon. All entries in the Loan Account shall be made in accordance with the customary accounting practices of the Agent as in effect from time to time. The balance in the Loan Account, as recorded on the most recent printout or other written statement of the Agent shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Agent and Lenders by the Borrowers; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers’ duty to pay the Obligations. Each Lender is authorized by each Borrower to enter on a schedule attached to a Term Note or the Revolving Note, as appropriate, a record of the Term Loan, Advances and repayments; provided, however that the failure by any Lender to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrowers hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrowers in respect of the Revolving Note shall be the aggregate amount of all Revolving Loans made by Lenders less all payments of principal thereof made by the Borrowers and the principal amount owing by the Borrowers in respect of the Term Notes shall be the aggregate amount of the Term Loan less all payments of principal thereof made by the Borrowers.

Section 2.4 Interest Rates, Interest Payments and Default Interest.

(a) The Advances. Interest shall accrue and be payable on the Revolving Loans as follows:

(i) Subject to subsection (a)(ii) below, each Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the Applicable Revolving Margin.

(ii) Upon the occurrence and during the continuation of an Event of Default, each Advance shall, at the option of the Agent or Required Lenders, bear interest at a rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the Applicable Revolving Margin, plus (C) 2.0%.

(iii) Interest shall be payable (A) on the first Business Day of each month in respect of the immediately preceding month, (B) upon any permitted prepayment (on the amount prepaid) made in connection with a reduction of the Revolving Commitment Amount, and (C) on the Termination Date; provided that interest under subsection (a)(ii) of this Section shall be payable on demand.

(b) The Term Loan. Interest shall accrue and be payable on the Term Loan as follows:

(i) Subject to subsection (b)(ii) below, the Term Loan shall bear interest on the unpaid principal balance thereof at a varying rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the Applicable Term Loan Margin.

(ii) Upon the occurrence and during the continuation of an Event of Default, Term Loan shall, at the option of the Agent or Required Lenders, bear interest at a rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the Applicable Term Loan Margin, plus (C) 2.0%.

(iii) Interest shall be payable (A) on the first Business Day of each month in respect of the immediately preceding month; (B) upon any permitted prepayment (on the amount prepaid); and (C) on the scheduled maturity date of the Term Notes; provided that interest under subsection (b)(ii) of this Section shall be payable on demand.

Section 2.5 Repayment.

(a) The unpaid principal balance of the Revolving Loan, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

(b) The principal of the Term Loan shall be payable in (i) equal installments of One Hundred Forty-Five Thousand Eight Hundred Thirty-Three Dollars and 33/100 cents ($145,833.33) on the first Business Day of each month commencing on June 1, 2008, and (ii) one balloon payment on the Termination Date equal to any unpaid principal balance, together with all accrued and unpaid interest.

(c) Each of the Borrower hereby authorizes the Agent and each Lender to make a Revolving Loan to pay interest and principal, agent fees, and Revolving Commitment Fees, in each instance, on the date due, and other fees, costs or expenses payable by any Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(d) All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon the Termination Date. Until all Obligations have been fully paid and satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted) and the Revolving Commitment has been terminated, Agent shall be entitled to retain the security interests in the Collateral granted under the Security Documents and otherwise and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.

Section 2.6 Prepayments.

(a) Mandatory Prepayments for a Prepayment Event. If at any time a Prepayment Event occurs, the Borrowers shall immediately repay the Loans in the amount of (i) 100% of the net cash proceeds realized by a Prepayment Event described in clause (a), clause (b) or clause (c) of the definition of the term “Prepayment Event” and (ii) 50% of the net cash proceeds realized by a Prepayment Event described in clause (d) of the definition of the term “Prepayment Event”. Any such prepayments shall be applied to the Loans in accordance with Section 2.6(e).

(b) Prepayments from Proceeds of Keyman Life Insurance. Any and all proceeds of Keyman Life Insurance (whether such proceeds arise by reason of death benefit, at maturity, surrendering the policy and receiving the surrender value thereof or otherwise) shall be immediately used to prepay the Obligations in an amount equal to such proceeds, which shall be applied in accordance with Section 2.6(e).

(c) Other Mandatory Prepayments.

(i) If at any time Availability is less than zero Dollars ($0), the Borrowers shall immediately pay to the Agent the amount of such deficiency to the extent of Revolving Loan then outstanding.

(ii) If at any time a Change of Control shall occur (other than, so long as no Event of Default has occurred and is continuing, a Change of Control resulting from an acquisition of Borrowers by any one or more of Resurgence Health Group, LLC and/or its affiliates, Berggruen Holdings North America Ltd. and/or its affiliates) *** the Borrowers shall immediately prepay the Loans in full and terminate all Commitments hereunder.

(d) Optional Prepayments. The Borrowers may prepay Advances or the Term Loan, in whole or in part, at any time, subject to the payment of the fees specified in Section 2.10, if applicable, upon prior written notice given by Borrowers’ Agent and received by Agent not later than 11 a.m. (New York time) two Business Days prior to the date of the prepayment. Any such prepayment of the Term Loan and any prepayments in full of all Advances and termination of the Revolving Commitment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment on the Term Loan shall be in a minimum amount of $100,000 or an integral multiple thereof. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment in whole) or prepaid on the Revolving Loan under this subsection (d) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts prepaid on the Term Loan may not be reborrowed.

(e) Application of Proceeds. With respect to any prepayments made by any Borrower pursuant to Section 2.6(d), the Borrowers’ Agent may elect to have any such prepayment applied to the Advances or the Term Loan. With respect to any prepayments made by any Borrower pursuant to Section 2.6(c), such prepayments shall be applied to reduce the outstanding principal balance of the Advances (without any reduction of the Revolving Commitment Amount). With respect to any prepayments made by any Borrower pursuant to Section 2.6(a) or Section 2.6(b), such prepayments shall first be applied in payment of the Term Loan, and, in each instance, against remaining payments thereon in the inverse order of maturity (starting with the balloon payment thereon due on the Termination Date) and, at any time after Term Loan shall have been prepaid in full, such prepayments shall, second, be applied to reduce the outstanding principal balance of the Advances if applicable (without any reduction of the Revolving Commitment Amount).

Section 2.7 Mandatory Prepayment of Term Loan from Excess Cash Flow. Within one hundred twenty (120) days after the end of each fiscal year commencing with the fiscal year ended June 30, 2009, Borrowers, jointly and severally, shall prepay the outstanding principal of the Term Loan in an amount equal to twenty-five percent (25%) of the Consolidated Excess Cash Flow for such fiscal year, which prepayment shall be applied in payment of the Term Loan, and, in each instance, against remaining payments thereon in the inverse order of maturity (starting with the balloon payment thereon due on the Termination Date) until the Term Loan shall have been prepaid in full. The calculation shall be based on the consolidated audited Financial Statements for the Borrowers and their Subsidiaries. Such prepaid amounts may not be reborrowed.

Section 2.8 Optional Reduction of Revolving Commitment Amount or Termination of Revolving Commitment. The Borrowers may, at any time, upon not less than three (3) Business

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 1 of 9 pages containing information redacted pursuant to a request for confidential treatment.

Days prior written notice from the Borrowers’ Agent to the Agent, reduce the Revolving Commitment Amount with any such reduction in a minimum amount of $500,000, or, if more, in integral multiples of $100,000 in excess thereof; provided, however, that the Borrowers may not at any time reduce the Revolving Commitment Amount below the unpaid principal balance of the Revolving Loan. The Borrowers’ Agent may, at any time, upon not less than three (3) Business Days prior written notice from the Borrowers’ Agent to the Agent, terminate the Revolving Commitment in its entirety. Upon termination of the Revolving Commitment pursuant to this Section, the Borrowers shall pay to the Agent the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, all Prepayment Fees, if applicable, and all other unpaid Obligations of the Borrowers to the Agent and Lenders hereunder.

Section 2.9 Revolving Commitment Fee. From the Closing Date until all Advances have been paid in full and the Revolving Commitments have expired or been terminated, the Borrowers shall pay to the Agent for the account of the Revolving Lenders fees (the “Revolving Commitment Fees”) in an amount determined by applying a rate of 0.30% per annum to the average daily Unused Revolving Commitment during the period for which such fee is due. Such Revolving Commitment Fees are payable in arrears monthly on the first Business Day of each month in respect of the immediately preceding month and on the Termination Date.

Section 2.10 Prepayment Fee. If any Borrower pays after acceleration or prepays all or any portion of the Term Loan or prepays the Revolving Loan and terminates or reduces the Revolving Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations or if any of the Commitments are terminated as a result of the occurrence of an Event of Default or otherwise, Borrower shall pay to Agent, for the benefit of Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder a fee (the “Prepayment Fee”) in an amount equal to the Applicable Percentage (as defined below) multiplied by the sum of (i) the principal amount of the Term Loan paid after acceleration or prepaid, and (ii) the amount of the Revolving Commitment terminated or reduced. As used herein, the term “Applicable Percentage” shall mean (w) two percent (2.0%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, (x) one and a half percent (1.5%), in the case of a prepayment after the first anniversary of the Closing Date but prior to the second anniversary thereof, (y) one percent (1.0%), in the case of a prepayment after the second anniversary of the Closing Date but prior to the third anniversary thereof and (z) thereafter no prepayment fee shall be payable. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments. Notwithstanding the foregoing, no Prepayment Fee shall be payable by Borrowers upon a repayment made pursuant to Section 2.5(b), a mandatory prepayment made pursuant to Section 2.6(a), 2.6(b), 2.6(c)(i) or 2.7 or a repayment of Advances without a simultaneous reduction in or termination of the Revolving Commitment, provided that Borrowers do not terminate the Revolving Commitment upon any such prepayment and, in the case of prepayments made pursuant Section 2.6(a), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.2.

Section 2.11 Fee Letter. Borrowers shall pay to Chatham, for the account of Chatham, the fees specified in that certain fee and syndication letter dated on or about the date hereof among Borrowers and Chatham (the “Chatham Fee Letter”), at the times specified for payment therein.

Section 2.12 Computation. The Fees and interest on the Loans shall be computed on the basis of actual days elapsed and a year of 360 days.

Section 2.13 Payments. Payments and prepayments of principal of, and interest on, the Loans and all fees, expenses and other obligations under this Agreement payable to the Agent and Lenders shall be made without setoff or counterclaim in Immediately Available Funds not later than 1:00 p.m. (New York time) on the dates called for under this Agreement to the Agent for the benefit of the Agent and Lenders, as applicable, in accordance with the wire instructions set forth on the attached Exhibit K or to such other account as the Agent may from time to time designate in writing. Funds received after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

Section 2.14 Use of Loan Proceeds. The proceeds of Term Loan shall be used for refinancing the Borrower’s existing Indebtedness, funding the payment of the purchase price for the Carmichael’s Acquisition (and any related transaction expenses), funding the payment of fees and expenses hereunder and for general business purposes in a manner not in conflict with any of the Borrowers’ covenants in this Agreement, but excluding funding of Permitted Acquisitions. The proceeds of the Advances shall be used for refinancing the Borrower’s existing indebtedness, funding the payment of fees and expenses hereunder, funding the payment of expenses relating to Carmichael’s Acquisition and general business purposes in a manner not in conflict with any of the Borrowers’ covenants in this Agreement, but excluding funding of Permitted Acquisitions.

Section 2.15 Adjustment of NCV. Until notice of a change has been delivered to Borrowers’ Agent by the Agent, the applicable NCV of Eligible Receivables by Obligor Type shall be as set forth in Exhibit H. The Agent has the right, in its reasonable credit judgment, to adjust any applicable NCV Percentage at any time, based upon the criteria, and in accordance with the Agent’s methodology of calculating such NCV, as set forth in Exhibit H. Each change in any NCV shall be effective immediately upon receipt by the Borrowers’ Agent of the Agent’s notification of such change.

Section 2.16 Taxes.

(a) Any and all payments by the Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Agent and Lenders, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

(b) The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) The Borrowers shall indemnify the Agent and Lenders for the full amount of Taxes or Other Taxes imposed on or paid by the Agent or any Lender and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date the Agent and such Lender makes written demand therefor.

(d) The Borrowers shall furnish to the Agent, upon the Agent’s request, at the Agent’s address referred to on the signature page hereof a certified copies of receipts evidencing payment of Taxes.

(e) If any Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States, any possession or territory of the United States (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States (“U.S. Taxes”) from any payments to the Agent or any Lender pursuant to any Loan Document in respect of the Obligations payable to the Agent or any Lender then or thereafter outstanding, such Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law, unless such payments are being diligently contested and such Borrower has established adequate reserves with respect to such amounts, but in any event, the sum payable hereunder shall be increased as may be necessary so that, after making all required withholdings or deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such withholding or deductions been made.

Section 2.17 Appraisals. The Agent, in its reasonable credit judgment, may, and upon the written request of the Borrowers’ Agent will, obtain an appraisal of any Encumbered Real Estate, Encumbered Equipment or Eligible Inventory from an AMI certified appraiser reasonably satisfactory to the Agent and the Borrowers’ Agent in case of the Encumbered Real Estate and any experienced equipment or inventory appraiser reasonably satisfactory to the Agent and the Borrowers’ Agent in case of the Encumbered Equipment or Eligible Inventory, each of which shall be conducted on a “going concern” basis in the case of assets of any Borrower that is a going concern and otherwise on an orderly liquidation value basis (a “Qualifying Appraisal”). Upon obtaining any such Qualifying Appraisal, the Agent shall notify the Borrowers’ Agent of the appraised value of the property that is the subject thereof and upon such notification such appraised value shall be used to determine the Collateral Coverage Ratio for one year after the date of the issuance of the appraisal in the case of Encumbered Real Estate and Encumbered Equipment, and three months in the case of Eligible Inventory, except as otherwise provided herein. Unless an Event of Default has occurred and is continuing, (a) the Borrowers shall be responsible only for the payment of costs and expenses for a Qualified Appraisal requested by it and (b) no more than one appraisal shall be conducted for any particular item of Collateral during each calendar year in the case of Encumbered Real Estate and Encumbered Equipment, and each calendar quarter in the case of Eligible Inventory. If an Event of Default has occurred and is continuing the Borrowers shall be responsible for the payment of costs and expenses for a Qualified Appraisal.

Section 2.18 Wire Transfer Fee. The Borrowers shall pay to the Agent $20.00 for each wire transfer initiated by the Agent in connection with this Agreement.

Section 2.19 Application and Allocation of Payments. So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 2.6(d) and (iii) mandatory prepayments shall be applied as set forth in Section 2.6(e). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Termination Date, Borrowers hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of any Borrower, and Borrowers hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable. In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (3) to principal payments on the Loans, ratably to the aggregate, combined principal balance of the Loans and (4) to all other Obligations including expenses of Lenders to the extent reimbursable hereunder.

Section 2.20 Yield Protection. In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to the Agent) pay to the Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrowers’ Agent and the Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions of Initial Transaction. The making of Term Loan and the initial Advance on the Revolving Loan shall be subject to the prior or simultaneous fulfillment of the following conditions, unless waived in writing by the Agent and Lenders:

(a) Documents. The Agent shall have received the following:

(i) Counterparts to this Agreement, duly executed by Borrowers, each other Credit Party, Agent and Lenders;

(ii) The Revolving Notes and Term Notes, as requested by Lenders, executed by a duly authorized officer (or officers) of the Borrowers and dated the Closing Date.

(iii) The Security Documents, as described in Section 3.1(d), duly executed by the respective parties thereto.

(iv) Landlord’s waivers or bailee’s waivers for locations identified on Schedule 3.2.

(v) A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of each Credit Party dated as of the Closing Date and certifying to the following:

(A) A true and accurate copy of the corporate (or other) resolutions of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such Credit Party is a party contemplated hereby and thereby;

(B) The incumbency, names, titles and signatures of the officers of such Credit Party authorized to execute the Loan Documents to which such Credit is a party and, in the case of the Borrowers’ Agent to request Advances;

(C) A true and accurate copy of the Articles of Incorporation or Certificate of Incorporation (or the equivalent) of each Credit Party with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of organization as of a date not more than thirty (30) days prior to the Closing Date; and

(D) A true and accurate copy of the bylaws (or other constitutive documents) for such Credit Party.

(vi) A certificate of good standing for each Credit Party in the jurisdiction of its incorporation or organization, certified by the appropriate governmental officials as of a date not more than thirty (30) days prior to the Closing Date.

(vii) A certificate dated the Closing Date of the chief executive officer or chief financial officer (or other appropriate officer) of each Credit Party certifying that (x) with respect to each Credit Party (other than the Carmichael’s Entity) there has been no Material Adverse Occurrence since June 30, 2007, (y) with respect to each Carmichael Entity that there has been no Material Adverse Occurrence since December 31, 2007, and (z) the conditions set forth in Section 3.2(a) and Section 3.2(b) below have been satisfied.

(viii) An initial Borrowing Base Certificate.

(ix) Certificates of insurance and endorsements to insurance policies in form and substance reasonably satisfactory to the Agent with respect to each of the businesses and real properties of the Credit Parties and their Subsidiaries in such amounts and with terms, scope and coverage and with such carriers as shall be reasonably acceptable to the Lenders, naming Agent, for the benefit of the Beneficiaries, as loss payee with respect to property, casualty and business interruption coverage and as additional insured with respect to liability coverage and containing non-renewal and cancellation amendment riders to provide 30 days advance notice to Agent.

(x) Financing statements for each Borrower as required by the Agent.

(xi) Business Associate Agreement substantially in the form of Exhibit J, duly executed by each Borrower listed on Exhibit J-1.

(xii) Subordination Agreement among the Agent and Sellers in form and substance satisfactory to the Agent and Lenders in respect of Subordinated Debt owing by one or more Credit Parties to the Sellers.

(xiii) Subordinated Intercompany Note and allonge or endorsement thereto, duly executed by each Credit Party.

(b) Opinions. The Credit Parties shall have requested

(i) Smith, Gambrell & Russell, LLP, their counsel, to prepare a written opinion, addressed to the Agent and Lenders and dated the Closing Date, substantially in the form of Exhibit I-1 hereto, and such opinion shall have been delivered to the Agent; and

(ii) their other counsel to prepare written opinions, addressed to the Agent and Lenders and dated the Closing Date, covering the matters set forth in Exhibit I-2 hereto, and such opinion shall have been delivered to the Agent.

(c) Compliance. Each Credit Party shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by such Credit Party prior to or simultaneously with the Closing Date.

(d) Security Documents. All Security Documents (or financing statements with respect thereto), in form for filing and recording shall have been received by the Agent to the satisfaction of the Agent; any pledged collateral shall have been duly delivered to the Agent (including in the case of certificates evidencing Equity Interests the delivery of undated stock powers and other documents of transfer executed in blank); any title insurance required by the Agent (with endorsements required by the Agent), shall have been obtained and be satisfactory to the Agent; and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Agent and its counsel.

(e) Minimum EBITDA. Consolidated EBITDA of the Consolidated SunLink Entity as of the end of the fiscal month ended on or most recently ended prior to the Closing Date for the twelve months ending thereon, and Consolidated EBITDA of the Carmichael’s Entity, on a combined basis, determined by giving pro forma effect to Carmichael’s Acquisition as if Carmichael’s Acquisition had been consummated on the first day of such period, and calculated in a manner satisfactory to Agent (and agreed to in writing by the Agent), adjusted by verifiable expense reductions, if any, which are reasonably expected to be realized, in each case calculated by the Borrowers’ Agent and approved by Agent in its reasonable discretion based on Agent’s customary underwriting policy, shall not be less than $13,000,000.

(f) Carmichael’s Acquisition. Agent and each Lender shall have received fully executed copies of each of the Carmichael’s Acquisition Documents, each of which shall be in form and substance reasonably satisfactory to Agent, each Lender and its respective counsel. All conditions precedent to the Carmichael’s Acquisition shall have been met (or waived unless such waiver is adverse to the Lenders, in which case such may only be waived with the consent of the Lenders), and Carmichael’s Acquisition shall have been consummated in accordance with the terms of the Carmichael’s Acquisition Documents and all requirements of law simultaneously with the making of the Loans on the Closing Date.

(g) Repayment of Indebtedness. Agent shall have received fully executed pay-off letters, releases, amendments or notices, as applicable, reasonably satisfactory to Agent, confirming, among other things, that all obligations under the Existing Loan Documents (including principal, accrued and unpaid interest and prepayment premiums) will be repaid in full in cash from the proceeds of the Term Loan and Advance extended hereunder on the Closing Date, that all Existing Loan Documents have been terminated, and that all Liens upon any of the property of Borrowers or any of their Subsidiaries granted in favor of the Existing Lender shall be terminated by the Existing Lender immediately upon receipt of such payment.

(h) Closing Checklist. Agent shall have received such documents, instruments, and agreements, and such action shall be taken, as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex B, each in form and substance reasonably satisfactory to Agent and Lenders.

(i) Other Matters. All corporate and legal proceedings relating to the Credit Parties and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent and its counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as the Agent or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

(j) Fees and Expenses. Borrowers shall have paid the Fees required to be paid on the Closing Date (including the Fees specified in the Chatham Fee Letter) and all other amounts due and payable by the Borrowers on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 8.2.

Any one or more of the conditions set forth above which have not been satisfied by the Borrowers on or prior to the date of disbursement of the initial Loans under this Agreement shall not be deemed permanently waived by the Agent and Lenders unless the Agent and Lenders shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Agent and Lenders may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Loan hereunder and failure by the Borrowers to comply with any such condition within five (5) Business Day’s written notice from the Agent to the Borrowers’ Agent shall constitute an Event of Default under this Agreement.

Section 3.2 Conditions Precedent to the Term Loan and all Advances. The obligation of the Lenders to make the Term Loan and any Advances hereunder (including the initial Advance on the Revolving Loan) are further conditioned upon the satisfaction of the following, except those conditions waived by the Agent and Lenders (with respect to conditions to be satisfied on the Closing Date) and by the Agent and Required Revolving Lenders (with respect to conditions to be satisfied on the date of each Advance) in writing:

(a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality in which case such specific materiality qualifiers shall apply) on and as of the Closing Date and on the date of each Advance, as the case may be, with the same force and effect as if made on such date, unless such representation and warranty expressly applies to an earlier date, in which case such representation and warranty shall be deemed made as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Advance, as the case may be, or will exist after giving effect to the Loans made on such date.

(c) Notices and Requests; Borrowing Base Certificate. The Agent shall have received the Borrowers’ Agent’s request for Advance as required under Section 2.2, accompanied by a Borrowing Base Certificate and a certificate of the chief financial officer of SHSI certifying that after giving effect to such requested Advance, the outstanding amount of the Revolving Loan would not exceed the remaining Availability.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Agent and Lenders to enter into this Agreement and to make Term Loan and Advances hereunder, each Borrower and each other Credit Party executing this Agreement, jointly and severally, represents and warrants to the Agent and each Lender for itself and each other Borrower and Credit Party:

Section 4.1 Organization, Standing, Etc. Each Credit Party is a duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. Each Credit Party has all requisite power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations under the Loan Documents, and each Borrower has all requisite power and authority to issue the Notes. Each Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. Each of the Credit Parties and Subsidiaries is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would reasonably be expected to result in or be a Material Adverse Occurrence.

Section 4.2 Authorization and Validity. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action by such Credit Party. This Agreement constitutes, and the Notes and other Loan Documents when executed will constitute, the legal, valid and binding obligations of each Credit Party executing the same, enforceable against each Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3 No Conflict; No Default. The execution, delivery and performance by each Credit Party of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Borrower, (b) violate or contravene any provision of the Articles or Certificates of Incorporation, bylaws or partnership agreement of such Credit Party, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Credit Party is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. No Credit Party nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation would reasonably be expected to constitute a Material Adverse Occurrence.

Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Credit Party to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Subsidiary to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents to which it is a party, except for any necessary filing or recordation of or with respect to any of the Security Documents.

Section 4.5 Financial Statements and Condition.

(a) All annual and quarterly financial statements delivered by the Credit Parties to the Agent or any Lender (including, without limitation, all such financial statements delivered in connection with the Agent’s or Lenders’ due diligence and underwriting with respect to this transaction), have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Credit Parties and their Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. All monthly financial statements delivered by the Credit Parties to the Agent or any Lender (including, without limitation, all such financial statements delivered in connection with the Agent’s or Lenders’ due diligence and underwriting with respect to this transaction) fairly present the financial condition of the Credit Parties and their Subsidiaries as at such dates and the results of their operations for the respective periods then ended. As of the dates of such financial statements, no Credit Party or any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. With respect to the Credit Parties, other than the Carmichael’s Entity, since June 30, 2007, there has been no Material Adverse Occurrence and with respect to the Carmichael’s Entity, since December 31, 2007, there has been no Material Adverse Occurrence.

(b) All financial projections and certificates delivered by the Credit Parties to the Agent or any Lender (including, without limitation, all such financial information delivered in connection with the Agent’s or Lenders’ due diligence and underwriting with respect to this transaction) have been prepared in good faith, based on assumptions which, in the reasonable opinion of the Credit Parties, were reasonable when made and reflect, in the reasonable opinion of the Credit Parties, reasonable estimates of the results of operation and other information projected therein. To the knowledge of the Credit Parties, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.

Section 4.6 Litigation. Except as set forth on Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to any Credit Party or any Subsidiary, would constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against any Credit Party or Subsidiary, the satisfaction or payment of which would constitute a Material Adverse Occurrence.

Section 4.7 Conduct of Business; Permits. The primary business of the Credit Parties is, and will at all times continue to be, the provision of healthcare services, healthcare products, ancillary healthcare support and/or healthcare goods and equipment. The Credit Parties have all necessary permits, licenses, agreements, accreditations, certifications, contracts and governmental consents necessary to operate and conduct their business as it is presently being conducted, subject to minor exceptions and deficiencies which would not reasonably be expected to result in a Material Adverse Occurrence.

Section 4.8 Environmental, Health and Safety Laws. There does not exist any violation by any Credit Party or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which has, will or threatens to impose a material liability on a Credit Party or a Subsidiary or which has required or would require a material expenditure by a Credit Party or a Subsidiary to cure. No Credit Party nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would reasonably be expected to constitute a Material Adverse Occurrence. Except as set out on Schedule 4.8 attached hereto, no Credit Party has knowledge that it or its property or any Subsidiary or the property of any Subsidiary will become subject to environmental laws or regulations during the term of this Agreement, compliance with which would reasonably be expected to require Capital Expenditures which would constitute a Material Adverse Occurrence.

Section 4.9 Compliance With Health Care Laws.

(a) Except as set forth on Schedule 4.9, each Credit Party, and to the knowledge of each Credit Party, its officers, directors and employees and each of its respective Subsidiaries has complied in all material respects during the past six years and presently complies in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all applicable governmental authorities affecting the conduct of each Credit Party and its respective Subsidiaries with respect to its health care businesses (including, without limitation, all applicable Health Care Laws).

(b) Each Credit Party and each of its respective Subsidiaries has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Health Care Organizations (if necessary for the services provided by any Borrower or for any program in which any of them participate), the Food and Drug Administration, Drug Enforcement Agency, State Boards of Pharmacy and the Medicare, Medicaid and other governmental health care programs as and as to the extent required by the Health Care Laws. Each Credit Party and each of its respective Subsidiaries has all applicable permits, approvals, accreditations and other authorizations of Governmental Authorities and other Persons (including, without limitation, such permits, approvals, accreditations and other authorizations as are required under Health Care Laws) to participate in and receive reimbursement under Medicare, Medicaid and other governmental health care programs.

(c) None of the Credit Parties nor any of their respective Subsidiaries is or, to the best knowledge of each Credit Party and each of its respective Subsidiaries, is likely to become the subject of audits outside of the ordinary course, investigations, restrictions, deficiencies, required plans of corrective action, corporate integrity agreements or other such remedial measures with respect to Medicare and/or Medicaid certifications, licensure or the

Health Care Laws. None of the Credit Parties nor any of their respective Subsidiaries, officers and/or directors has been convicted of, charged with or investigated for any material Medicare, Medicaid or other governmental health program-related offense, or have been debarred, excluded or suspended from participation in Medicare, Medicaid or any other governmental health care program, or has been subject to any order or consent decree of, or material criminal or civil fine or penalty imposed by, any court or governmental authority related to the Health Care Laws. Each Credit Party and each of its respective Subsidiaries is in compliance with Medicare Conditions of Participation, is a participating provider in good standing with Medicare and Medicaid, and has no knowledge of any material overpayments from Medicare or another governmental health care program other than those for which appropriate reserves have been taken on the books and records of the Credit Parties. None of the Credit Parties nor any of their respective Subsidiaries have arranged or contracted with (by employment or otherwise) any individual or entity that any Credit Party or any of its Subsidiaries knows or should know is excluded from participation in a federal health care program, as defined in 42 U.S.C. § 1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program. To the best knowledge of each Credit Party and each of its respective Subsidiaries, there is no basis upon which any of the Credit Parties or any of their respective Subsidiaries may be subject to permissive exclusion from participation in a federal health care program pursuant to 42 C.F.R. 1001.1001.

(d) Compliance Program. The Credit Parties and each of their respective Subsidiaries have in place compliance policies and procedures designed to ensure compliance with the Health Care Laws.

Section 4.10 Compliance with Health Plans. None of the Credit Parties nor any of their respective Subsidiaries are in material default or breach under any agreement or arrangement with any nongovernmental health plan, insurance company, employer or third party payor that is currently doing business with a Credit Party or its respective Subsidiaries (collectively, “Third Party Payors” and individually, “Third Party Payor”). Each Credit Party and each of its respective Subsidiaries has provided services and billed all Third Party Payors for such services in material compliance with its agreement and arrangement with such Third Party Payors, as well as any applicable rules and regulations of such Third Party Payors. None of the Credit Parties nor any of their respective Subsidiaries have received notice that any Third Party Payor intends to terminate, limit or restrict its relationship with any of the Credit Parties or their respective Subsidiaries.

Section 4.11 Physician Agreements. None of the Credit Parties nor any of their respective Subsidiaries have in place any agreement, contract or other arrangement with any physician or physician group other than those in writing that are in substantial compliance with the form agreements provided to the Agent prior to the date hereof.

Section 4.12 Funds from Restricted Grants. Except as described on Schedule 4.12, none of the Collateral is subject to, and each of the Credit Parties shall indemnify and hold the Agent and Lenders harmless from and against, any liability in respect of amounts received by any Credit Party, any of their respective Subsidiaries or others for the purchase or improvement of the Collateral or any part thereof under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.

Section 4.13 HIPAA Compliance. To the extent applicable to a Credit Party and for so long as (a) any of the Credit Parties or any of their respective Subsidiaries is a “covered entity” as defined in 45 C.F.R. § 160.103, (b) any Credit Party, any Subsidiary of any Credit Party and/or any of their respective businesses or operations are subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (c) any Credit Party or any Subsidiary of a Credit Party sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, the applicable Credit Party or Subsidiary of a Borrower, as the case may be has: (i) completed, or will complete on or before any applicable compliance date, thorough and detailed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of its business and operations subject to HIPAA and/or that would reasonably be expected to be materially and adversely affected by the failure of a Credit Party or Subsidiary of a Credit Party, as the case may be, to be HIPAA Compliant to the extent these Assessments are appropriate or required for a Borrower or Subsidiary of a Credit Party, as the case may be, to be HIPAA Compliant; (ii) developed, or will develop on or before any applicable compliance date, a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) implemented, or will implement on or before any applicable compliance date, those provisions of its HIPAA Compliance Plan necessary to ensure that such Credit Party or Subsidiary of a Credit Party, as the case may be, is HIPAA Compliant.

Section 4.14 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA (other than the KRUG Pension Plan), as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Agent) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets. With respect to the KRUG Pension Plan, the amount by which the present value of such Plan’s benefit obligations (determined as of March 31, 2008 on a plan termination basis using GATT assumptions) exceeds the fair market value of the Plan’s assets, is set forth on Schedule 4.14 (hereinafter, the “KRUG Pension Plan Deficiency”).

Section 4.15 Federal Reserve Regulations. No Credit Party nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by each Credit Party does not constitute more than 25% of the value of the assets of such Credit Party.

Section 4.16 Title to Property; Leases; Liens; Subordination. Each Credit Party and each Subsidiary has (a) good and marketable fee simple title or leasehold estate in and to the Encumbered Real Estate and (b) good and sufficient title to the Collateral other than Encumbered Real Estate. Schedule 4.16 is a list of all real properties owned or leased by the Credit Party and their Subsidiaries as of the date hereof. None of the Encumbered Real Estate is subject to a Lien, except for Permitted Encumbrances. No Credit Party has subordinated any of its rights in and to that portion of the Collateral constituting an obligation owing to it to the rights of any other Person.

Section 4.17 Taxes. Each Credit Party and each Subsidiary has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Credit Party). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Credit Parties in respect of taxes and other governmental charges are adequate and the Credit Parties know of no proposed material tax assessment against it or any Subsidiary or any basis therefor.

Section 4.18 Trademarks, Patents. Each Credit Party and each Subsidiary possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.19 Existing Foreign Subsidiaries. Except for the UK Obligations, no Credit Party has any obligations to, or liabilities to any Person on account of, the Existing Foreign Subsidiaries, in excess of $100,000 in the aggregate for all Credit Parties.

Section 4.20 Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1 hereof, the business, properties and other assets of the Credit Parties and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

Section 4.21 Investment Company Act. No Credit Party nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.22 [Intentionally Omitted].

Section 4.23 Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, no Credit Party nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

Section 4.24 Full Disclosure. Neither the financial statements referred to in Section 5.1 hereof nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Credit Parties in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.

Section 4.25 Subsidiaries. Schedule 4.25 sets forth as of the date of this Agreement a list of all Subsidiaries and Existing Foreign Subsidiaries and the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by the Credit Parties or any Subsidiary or Existing Foreign Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary and Existing Foreign Subsidiary.

Section 4.26 Restrictions on Subsidiaries. Except as set forth on Schedule 4.26 hereof and for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of the Credit Parties permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on the Credit Parties or any of their Subsidiaries which prohibit or otherwise restrict (i) the transfer of cash or other assets (A) between the Credit Parties and any of their Subsidiaries or (B) between any Subsidiaries of the Credit Parties, or (ii) the ability of the Credit Parties or Subsidiaries to incur Indebtedness or grant Liens to the Agent, for the benefit of the Benficiaries, in the Collateral.

Section 4.27 Labor Matters. There are no pending or, to the knowledge of the Credit Parties, any threatened strikes, lockouts or slowdowns against the Credit Parties or any Subsidiary. No Credit Party nor any Subsidiary has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Credit Party or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of such Credit Party or such Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party or any Subsidiary is bound.

Section 4.28 Deposit and Other Accounts. A complete list of all of Credit Parties’ Deposit Accounts, Lockboxes, Lockbox Accounts, investment accounts and securities accounts (including account numbers and addresses for each Deposit Account bank and each bank or other entity holding each investment account and securities account as of the Closing Date) is set forth on Schedule 4.28.

Section 4.29 Offsets. Except as set forth on Schedule 4.29 attached hereto, there is no basis for (a) any Offsets asserted or, to the knowledge of the Credit Parties, threatened to be asserted against any Credit Party or any of its Subsidiaries by any Obligor (including but not limited to amounts due to Medicare or the IRS), or (b) any overdue or delinquent liabilities or Indebtedness which would reasonably be expected to give rise to a right of a federal Governmental Authority or any other Person to offset or levy with respect to such liabilities or Indebtedness against any Receivables, or payments due thereon.

Section 4.30 Solvency. After the making of any Loan and after giving effect thereto, (a) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Credit Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.

Section 4.31 Management Procedures. The Credit Parties have (and will continue to have and maintain) such appropriate and customary risk management and information sharing procedures and policies so as to allow the Senior Officers to be and remain informed about the material aspects of the operations of the Credit Parties’ businesses for which each is primarily responsible.

Section 4.32 For-Profit Entities. Each Credit Party conducts its business as a for profit enterprise, and is not and has not filed to be qualified under Section 501(c)(3) of the Code.

Section 4.33 Carmichael’s Acquisition. As of the Closing Date, Credit Parties have delivered to Agent a complete and correct copy of the Carmichael’s Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party and, to the best of each Credit Parties’ knowledge, no other Person party thereto is in default in the performance or compliance with any provisions thereof. The Carmichael’s Acquisition Agreement complies with, and the Carmichael’s Acquisition has been consummated in accordance with, all applicable laws. The Carmichael’s Acquisition Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over Sellers, any Credit Party and other Persons referenced therein, with respect to the transactions contemplated by the Carmichael’s Acquisition Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Carmichael’s Acquisition Agreement or to the conduct by any Credit Party of its business thereafter. To the best of each Credit Party’ knowledge, none of the Sellers’ representations or warranties in the Carmichael’s Acquisition Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Notwithstanding anything contained in the Carmichael’s Acquisition Agreement to the contrary, such representations and warranties of the Credit Parties are incorporated into this Agreement by this Section 4.33 as of the Closing Date and shall, solely for purposes of this Agreement and the benefit of Agent and Lenders, survive the consummation of the Carmichael’s Acquisition.

Section 4.34 Insurance. Schedule 4.34 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

Section 4.35 Anti-Terrorism Law.

(a) No Credit Party and, to the knowledge of the Credit Parties, none of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Credit Party and to the knowledge of the Credit Parties, no Affiliate or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specialty designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Credit Party and, to the knowledge of the Credit parties, no other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE V

AFFIRMATIVE COVENANTS

Until all obligations of the Lenders hereunder to make the Term Loan and Advances shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full, unless the Agent and Required Lender shall otherwise consent in writing:

Section 5.1 Financial Statements and Reports. The Borrowers’ Agent will furnish to the Agent:

(a) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrowers, the consolidated financial statements of the Borrowers and the Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Cherry Bekaert & Holland or any other independent certified public accountants of recognized national or regional standing selected by the Borrowers and acceptable to the Agent, together with any management letters, management reports or other supplementary comments or reports addressed to or furnished to SHSI or its board of directors by such accountants.

(b) [Reserved]

(c) As soon as available and in any event within 45 days after the end of each fiscal quarter, unaudited consolidated statements of income, cash flow and changes in stockholders’ equity for the Borrowers and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrowers as at the end of such quarter, setting forth, in accordance with requirements of the Securities and Exchange Commission or any successor or similar Governmental Authority, comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the SHSI stating that such financial statements present fairly the financial condition of the Borrowers and the Subsidiaries and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).

(d) As soon as available and in any event within 30 days after the end of each fiscal month, unaudited consolidated statements of income, for the Borrowers and the Subsidiaries for such month, and a consolidated balance sheet of the Borrowers as at the end of such month, setting forth in comparative form figures for the corresponding period for the preceding fiscal year presenting fairly the financial condition of the Borrowers and the Subsidiaries and prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).

(e) As soon as available and in any event within 30 days after the end of each fiscal month, unaudited operating reports for each SunLink facility operated by a Credit Party or a Subsidiary.

(f) (i) No less frequently than noon (New York time) on Wednesday of each week in respect of the immediately preceding week, aging reports for all Receivables and a Borrowing Base Certificate setting forth Availability based on the updated Net Collectible Value of Eligible Accounts of (A) Borrowers that are members of the Consolidated SunLink Entity and (B) as soon as systems are such that will enable weekly reporting for the Carmichael’s Entity and in any event within 180 days following the Closing Date, Borrowers that are members of the Carmichael’s Entity, and (ii) within 30 days after the end of each fiscal month, a report of

Consolidated EBITDA of SHSI and its Subsidiaries and Consolidated Pro Forma EBITDA for twelve (12) consecutive months ending on the last day of each fiscal month for which the most recent financial are available, in each case accompanied by a Borrowing Base Certificate and a certificate of the chief financial officer of SHSI that such reports present fairly and accurately the financial information that is the subject thereof. Upon the occurrence and during the continuance of an Event of Default, upon request by the Agent, Borrowing Base Certificates and reports set forth in this clause (f) shall be delivered more frequently as the Agent may elect.

(g) Upon request by the Agent, copies of (A) Credit Parties’ annual federal income tax returns as filed with the Internal Revenue Service, (B) Credit Parties’ payroll tax return as filed with the Internal Revenue Service on Form 941 for any calendar quarter requested, together with documentation of payment of any sums due in respect of payroll taxes, and (C) any applicable sale tax filings, together with documentation of payment of any sums due in respect of sales taxes.

(h) As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, a Compliance Certificate in the form attached hereto as Exhibit G signed by the chief financial officer of SHSI demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Section 6.10, Section 6.16, Section 6.17, Section 6.18, Section 6.19, Section 6.20 and Section 6.21, as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrowers proposes to take with respect thereto.

(i) As soon as practicable and in any event within forty five (45) days after the beginning of each fiscal year of the Borrowers, statements of forecasted consolidated income for the Borrowers and the Subsidiaries for each fiscal quarter in such fiscal year and a forecasted consolidated balance sheet of the Borrowers and the Subsidiaries, together with supporting assumptions, as at the end of each fiscal quarter, all in reasonable detail and reasonably satisfactory in scope to the Agent.

(j) Immediately upon any Senior Officer of any Credit Party becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrowers propose to take with respect thereto.

(k) Within three (3) Business Days after any Senior Officer of any Credit Party becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrowers propose to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(l) Immediately upon any Senior Officer of any Credit Party becoming aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence, Default or an Event of Default a notice from the Borrowers’ Agent describing the nature thereof and what action Borrowers propose to take with respect thereto.

(m) Within three (3) Business Days after any Senior Officer of any Credit Party becoming aware of the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality, including without limitation, any agency of the Department of Health and Human Services or its Office of Inspector General, affecting a Credit Party or any Subsidiary or any property of such Person, or to which a Credit Party or any Subsidiary is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result would constitute a Material Adverse Occurrence; or (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by a Credit Party or any Subsidiary which, if determined adversely to a Credit Party or a Subsidiary would constitute a Material Adverse Occurrence, a notice from the Borrowers’ Agent describing the nature and status thereof and what action the Credit Parties propose to take with respect thereto.

(n) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to any Credit Party’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

(o) Within three (3) Business Days after a Senior Officer of any Credit Party becoming aware of any of the following for which an adverse determination or result would reasonably be expected to constitute or result in a Material Adverse Occurrence:

(i) Notice of any investigation or audit outside of ordinary course, or pending or threatened proceedings relating to any violation by any Credit Party, any of its Subsidiaries, or any health care facility to which a Credit Party or any of its Subsidiaries provides services, of any Health Care Laws (including, without limitation, any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions);

(ii) Copies of any written recommendation from any Governmental Authority or other regulatory body that a Credit Party or any Subsidiary should have its licensure or accreditation revoked, have its eligibility to participate in, or to accept assignments or rights to reimbursement revoked under any governmental health care program, including, without limitation, CHAMPVA, TRICARE, Medicare and Medicaid;

(iii) Notice of any claim to recover any alleged material overpayments with respect to any Receivables, except with respect to those for which an appropriate reserve has been established, including, without limitation, payments received from any private insurance carrier and from any governmental health care program, including, without limitation, CHAMPVA, TRICARE, Medicare and Medicaid;

(iv) Notice of termination of eligibility of a Credit Party, any Subsidiary, or any health care facility to which a Credit Party provides services to participate in any reimbursement program of any private insurance carrier or other Obligor applicable to it;

(v) Notice of any material reduction in the level of reimbursement expected to be received with respect to any Receivables;

(vi) Notice of any reimbursement payment contract or process that results or may result in any claim against a Credit Party or any Subsidiary (including on account of overpayments, settlement payments, appeals, repayment plan requests); and

(vii) Copies of any report or communication from any Governmental Authority in connection with any inspection of any facility of a Credit Party or any Subsidiary.

(p) Prior notice of any proposed replacement of the Borrowers’ accountants and such information that Agent may reasonably request in connection therewith, including, without limitation, the reasons for such replacement.

(q) From time to time, such other information regarding the business, operation and financial condition of any Credit Party and the Subsidiaries as the Agent may reasonably request.

Section 5.2 Existence. Each Credit Party will maintain, and cause each Subsidiary to maintain, its legal existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude such Credit Party or such Subsidiary from enforcing its rights with respect to any material asset or would reasonably be expected to result in or be a Material Adverse Occurrence; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

Section 5.3 Insurance. The Credit Parties will keep the Collateral insured with financially sound and reputable insurers against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. The Credit Parties shall maintain business interruption, public liability, and other property damage insurance relating to the Credit Parties’ ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation and the Keyman Life Insurance. All policies or insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to the Agent. Contemporaneously with the execution of this Agreement, and within fifteen (15) days of any date when any additional or replacement insurance coverage is obtained or any such policy is renewed (and in any event no less frequently than annually), the Credit Parties shall deliver to the Agent true copies of certificates of insurance with respect to such policies or additional insurance or replacement policies, which certificates (i) in the case of property and casualty policies, shall contain an endorsement or rider satisfactory to the Agent showing the Agent, on behalf of the Beneficiaries, as loss payee and additional insured thereof, and (ii) in the case of general liability policies, shall contain an endorsement or rider showing the Agent, on behalf of the Beneficiaries, as an additional insured. Every policy of insurance referred to in this Section 5.3 shall contain an agreement by the insurer that it will not cancel such policy except after thirty (30) days prior written notice to the Agent and that any loss payable thereunder shall be payable notwithstanding any act or negligence of the Credit Parties, or any of them, or the Agent or any

Lender that might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding occupancy or use of the real property for purposes more hazardous than permitted by the terms of such policy. The Borrowers shall deliver to the Agent, within five (5) Business Days of any request by the Agent, copies of such policies of insurance and evidence of the payment of all premiums therefor.

Section 5.4 Payment of Taxes and Claims. Each Credit Party shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, would reasonably be expected to result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Credit Party’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on Credit Parties’ or such Subsidiary’s books in accordance with GAAP.

Section 5.5 Inspection; Collateral Audits. Each Credit Party shall permit any Person designated by the Agent to, in the absence of an Event of Default upon 48 hours prior written notice (which may be given by e-mail), visit and inspect during normal business hours any of the properties, books and financial records of such Credit Party and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of such Credit Party and the Subsidiaries, and to discuss the affairs, finances and accounts of such Credit Party and the Subsidiaries with, and to be advised as to the same by, its officers at such times and intervals as the Agent may designate, but no more often than once per fiscal quarter so long as no Event of Default exists. The Agent (or its designee) may conduct Collateral audits no more frequently than once each quarter unless any Event of Default exists and the Credit Parties shall pay to the Agent (or its designee) a fee of $1,000 for each day of any such Collateral audit, which, so long as no Event of Default has occurred and is continuing, shall not exceed $40,000 per annum. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Credit Parties shall be responsible for the payment of costs and expenses for an inspection and examination of the properties, books and financial records of the Credit Parties only two times each calendar year. Without limiting the foregoing, the aforementioned limitations on the frequency of and payments of costs and expenses and audit fees associated with visits, inspections and/or audits and any notice requirements shall cease to be applicable when any Event of Default exists.

Section 5.6 Maintenance of Properties. Each Credit Party will maintain, and cause each Subsidiary to maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly conducted at all times.

Section 5.7 Books and Records. Each Credit Party will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8 Compliance; Permits. Each Credit Party will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Health Care Laws; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not constitute a Material Adverse Occurrence and such Credit Party or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance. The Credit Parties shall maintain all necessary permits, licenses, agreements, accreditations, certifications, contracts and governmental consents necessary to operate and conduct their business as it is being conducted, subject to minor exceptions and deficiencies which would not reasonably be expected to have a Material Adverse Occurrence.

Section 5.9 ERISA. Each Credit Party will (a) maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code; provided, however, that the Credit Parties shall be permitted to terminate the KRUG Pension Plan in accordance with the provisions and requirements of ERISA, the Code and the KRUG Pension Plan, and (b) will not permit any of the ERISA Affiliates to (i) engage in any transaction in connection with which such Credit Party or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (ii) fail to make full payment when due of all amounts which, under the provisions of any Plan, such Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (iii) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that such Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

Section 5.10 Environmental Matters; Reporting. Each Credit Party will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance would reasonably be expected to result in a material liability or otherwise constitute a Material Adverse Occurrence. The Borrowers’ Agent will give the Agent prompt written notice of any violation as to any environmental matter by any Credit Party or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result would reasonably be expected to result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by any Credit Party or any Subsidiary which are material to the operations of such Credit Party or such Subsidiary, or (b) which will or threatens to impose a material liability on such Credit Party or such Subsidiary to any Person or which will require a material expenditure by such Credit Party or such Subsidiary to cure any alleged problem or violation.

Section 5.11 Accreditation; Compliance Program.

(a) To the extent applicable to a Credit Party in the conduct of its business, such Credit Party shall maintain its qualification for participation in, and payment under, third party payors and government health care programs, including, without limitation, Medicare, Medicaid, TRICARE, and CHAMPVA that provide for payment or reimbursement for services, except to the extent such loss or relinquishment would not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), prospects or properties of the Borrowers taken as a whole. If required, Medicaid/Medicare cost reports will be properly filed by each Credit Party. In addition, to the extent each Credit Party or its respective Subsidiary is qualified as a Critical Access Hospital pursuant to 42 C.F.R. Part 485, Subpart F, et. seq. (Conditions of Participation: Critical Access Hospitals), each Credit Party and its respective Subsidiaries as applicable shall file such information with the appropriate authorities to maintain its status as a Critical Access Hospital, except to the extent such loss or relinquishment would not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), prospects or properties of the Credit Parties taken as a whole. Each Credit Party will promptly furnish or cause to be furnished to the Agent copies of all reports and correspondence, if any, it sends or receives relating to any material loss or revocation (or material threatened loss or revocation) of any qualification described in this Section 5.11.

(b) Each Credit Party shall, and shall cause each of its Subsidiaries to, regularly review and revise their policies and procedures to ensure continuing compliance by such Credit Party and such Subsidiary, their officers, directors and employees and all healthcare providers under contract with such Credit Party and such Subsidiary with all applicable Health Care Laws and maintain appropriate programs and procedures for communicating such policies and procedures to all officers, directors and employees of such Credit Party and such Subsidiary and for making sure that all officers, directors and employees of such Credit Party and such Subsidiary are able to report violations of any Health Care Laws and have such reports adequately addressed and corrected as soon as practicable.

Section 5.12 Further Assurances. Each Credit Party shall promptly correct any defect or error that may be discovered in any Loan Document by it, or if when discovered by the Agent, by the Agent or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Agent, each Credit Party also shall, and shall cause each Subsidiary to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Agent may reasonable require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents including, without limitation, the delivery of a landlord waiver from any landlord required by the Agent; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Agent and Lenders the rights granted now or hereafter intended to be granted to the Agent and Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document or that any Credit Party may be or become bound to convey, mortgage or assign to the Agent, for the benefit of the Beneficiaries, in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrowers’ Agent shall furnish to the Agent evidence satisfactory to the Agent of every such recording, filing or registration.

Section 5.13 Compliance with Terms of Material Contracts. Each Credit Party shall, and shall cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all material contracts to which such Credit Party or any Subsidiary is a party unless such payments or obligations are being properly and diligently contested and an appropriate reserve with respect thereto is made in the accounting records of the Credit Parties.

Section 5.14 Joinder of Domestic Subsidiaries. The Borrowers’ Agent shall promptly notify the Agent at any time that any Person becomes a Subsidiary and provide to the Agent such information about the Subsidiary as the Agent may reasonably request. The Credit Parties shall promptly cause each Domestic Subsidiary (other than any Domestic Subsidiary qualified as a non-profit enterprise under Section 501(c)(3) of the Code) (a) to become a Borrower by executing and delivering to the Agent a signature page hereto and to each Note and/or a joinder agreement as the Agent may require, and (b) to execute and deliver to the Agent (i) signature pages to the Security Agreement, Pledge Agreement and such other Loan Documents and/or joinder agreements as the Agent may require and (ii) any Mortgages requested by Agent on real property interests held by such Domestic Subsidiary. Such Domestic Subsidiary shall also deliver to the Agent such other documents of the types described in Section 3.1(a)(iv), (v), (vi), (vii) (if such Domestic Subsidiary is a Borrower) and (viii) and Section 3.1(b). All signature pages, joinder and other agreements, documents and instruments delivered to the Agent pursuant hereto shall be in form, content and scope reasonably satisfactory to the Agent.

Section 5.15 Collection of Receivables; Control Agreements. (a) On or prior to the Closing Date, the Credit Parties have established and shall maintain one or more local bank accounts with one or more financial institutions acceptable to the Agent in its discretion (each, a “Bank”) which are set forth on Schedule 5.15 hereto (each, a “Local Bank Account”), which shall at all times be subject to an agreements in favor of the Agent, for the benefit of the Beneficiaries, substantially in the form of Exhibit M hereto (“Local Bank Account Agreement”). All amounts in any Local Bank Account shall be automatically transmitted for deposit on each Business Day of the applicable Bank into the appropriate Concentration Account or any other account subject to a Control Agreement in favor of the Agent as the Agent may designate in writing from time to time.

(b) From and after the Closing Date, Credit Parties shall direct each Obligor to make payments of Collections directly to a Local Bank Account that is subject to a Local Bank Account Agreement. Further, Credit Parties shall at all times cause (i) all Local Bank Accounts to be subject to a Local Bank Account Agreement pursuant to which, inter alia, the relevant Bank and/or Credit Party agree to provide prior written notice to the Agent of any proposed change of the standing instructions of such Credit Party to transfer all funds deposited into such Local Bank Account each Business Day to the appropriate Concentration Account and (ii) all amounts in any Local Bank Account to be transmitted for deposit on each Business Day of the applicable Bank into the appropriate Concentration Account. No such direction given by Credit Parties to any Obligor shall be changed, modified or superseded without the express prior written consent of the Agent.

(c) Each Credit Party shall, and shall cause each of its Subsidiaries to, promptly deliver to the Agent duly executed (i) Control Agreements with respect to any new Deposit Accounts (other than with respect to any new Local Bank Accounts), investment accounts and securities account and (ii) Local Bank Account Agreements in the case of any new Local Bank Accounts, in each case in form and substance acceptable to the Agent.

(d) After the occurrence and during the continuance of an Event of Default, Agent shall be entitled to exercise its rights in respect of the Control Agreement as described in Section 7.3 hereof.

Section 5.16 Post-Closing Deliveries. Credit Parties shall (a) deliver (or cause the delivery of) to the Agent each item set forth on Schedule 5.16 in form and substance reasonably satisfactory to the Agent and (b) perform each action set forth in Schedule 5.16 in a manner reasonably satisfactory to the Agent, each within the time periods set forth opposite each such item or action on such Schedule or such later date as shall be acceptable to the Agent in its sole discretion.

ARTICLE VI

NEGATIVE COVENANTS

Until any obligation of the Lenders hereunder to make the Term Loan and Advances shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full, unless the Agent and Required Lenders shall otherwise consent in writing:

Section 6.1 Merger. No Credit Party will merge or consolidate or enter into any similar reorganization or transaction with any Person other than another Credit Party (provided, that if a Borrower is a party to such merger, consolidation or reorganization, such Borrower shall be the surviving corporation) or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; provided, however, any Subsidiary may be merged with or liquidated into a Borrower or any wholly-owned Subsidiary (if such Borrower or such wholly-owned Subsidiary is the surviving corporation).

Section 6.2 Disposition of Assets. No Credit Party will, nor permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except dispositions listed below so long as no Default or Event of Default has occurred and is continuing or would be caused by such disposition:

(a) dispositions of inventory, or used, worn-out or surplus equipment all in the ordinary course of business;

(b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied within one hundred eighty (180) days thereof to the purchase price of such replacement equipment;

(c) dispositions to another Credit Party that is a Borrower hereunder, subject to Liens (if any) in favor of the Agent, for the benefit of the Beneficiaries, which shall continue in favor of the Agent, which dispositions may include, but shall not be limited to, the conveyance by Clanton Hospital, LLC to Central Alabama Medical Associates, LLC of certain real property located in Clanton, Chilton County, Alabama, and being more particularly described on Schedule 6.2 attached hereto and incorporated herein by this reference (or such other legal description as may be reasonably approved by Agent) and the conveyance by Southern Health Corporation of Dahlonega, Inc. to SunLink Services, Inc. of certain real property located in Dahlonega, Lumpkin County, Georgia, and being more particularly described on Schedule 6.2 (or such other legal description as may be reasonably approved by Agent); and

(d) other dispositions of property during the term of this Agreement whose net book value in the aggregate for all such dispositions of property does not exceed $5,000,000.

Section 6.3 Plans. (a) No Credit Party will permit, nor allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of any Credit Party or any Subsidiary; and (b) except with respect to the KRUG Pension Plan

Deficiency disclosed on Schedule 4.14, no Credit Party will permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Agent) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets.

Section 6.4 Change in Nature of Business; Organization Documents. No Credit Party will, nor permit any Subsidiary to, make any material change in the nature of the business of such Credit Party or such Subsidiary, as carried on at the date hereof, or amend any of its Articles or Certificates of Incorporation, bylaws or partnership agreement or other organization documents in any material respect or in any respect adverse to the Agent or Lenders, except that any Credit Party that is a corporation may be converted into a limited liability company so long as such Credit Party gives Agent twenty (20) days prior written notice thereof and all steps to maintain the perfection of the Liens of the Agent as the Agent may reasonably request have been taken prior to such conversion.

Section 6.5 Negative Pledges; Subsidiary Restrictions. No Credit Party will, nor permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Agent and Lenders which would (i) prohibit such Credit Party or such Subsidiary from granting, or otherwise limit the ability of the such Credit Party or such Subsidiary to grant, to the Agent, for the benefit of the Beneficiaries, any Lien on any assets or properties of such Credit Party or such Subsidiary, or (ii) require such Credit Party or such Subsidiary to grant a Lien to any other Person if such Credit Party or such Subsidiary grants any Lien to the Agent, for the benefit of the beneficiaries. No Credit Party will permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary’s capital stock or (b) make loans or other cash payments to such Credit Party.

Section 6.6 Restricted Payments. Except as otherwise expressly permitted under the terms of this Agreement, no Credit Party will make any Restricted Payments; provided, however that, so long as no Default or Event of Default has occurred and continues to exist, or would result from any of the following, the Credit Parties shall be permitted to (i) distribute cash (by loan, dividend or distribution) to SHSI, (ii) make payments to the KRUG Pension Plan sufficient to fund the KRUG Pension Plan Deficiency therein relating to the excess of the benefit obligations over the plan assets in an amount not to exceed $900,000 in the aggregate (the “KRUG Pension Plan Deficiency Payments”); (iii) make annual payments sufficient to fund the Credit Parties’ Self Insured Retention Fund insurance program (A) during the first year of this Agreement, in an amount up to the actuarially determined unpaid liability (the “Estimated Insurance Liability”) and (B) in each year of this Agreement thereafter, in an amount equal to the increase in the Estimated Insurance Liability, in each case as set forth in an actuarial report issued by an independent actuary selected by the Credit Parties and reasonably satisfactory to the Agent; provided that prior to such funding the Borrowers deliver to the Agent the actuarial report evidencing the amount of the Estimated Insurance Liability for such period, (iv) make payments satisfying the UK Obligations not to exceed $3,000,000 in the aggregate during the term of this Agreement; provided that after giving effect to each such payment, the Borrowers shall be in pro forma compliance with all the financial ratios and restrictions set forth in Section 6.16, Section 6.17, Section 6.18, Section 6.19, Section 6.20 and Section 6.21,, and (v) make payments or prepayments with respect to Indebtedness subordinated in right of payment to the Obligations solely to the extent such payments or prepayments are expressly permitted pursuant to the terms of a related Subordination Agreement.

Section 6.7 Transactions with Affiliates. No Credit Party will, nor permit any Subsidiary to, enter into any transaction with any Affiliate of such Credit Party except upon fair and reasonable terms no less favorable than such Credit Party, or such Subsidiary, would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, the Credit Parties shall be permitted to (i) make the transfers, distributions, payments or prepayments permitted under Section 6.6 hereof to its Subsidiaries and Affiliates and (ii) make loans to other Borrowers provided such loans are evidenced by the Subordinated Intercompany Note.

Section 6.8 Accounting Changes. No Credit Party will, nor permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary.

Section 6.9 Deposit and Other Accounts. No Credit Party will, nor permit any Subsidiary to (a) establish any Deposit Accounts investment accounts or securities accounts other than those described on Schedule 4.28, except for Deposit Accounts, investment accounts or securities accounts as to which the applicable Credit Party or Subsidiary(ies), as applicable, shall have delivered to the Agent a Control Agreement in form and substance satisfactory to the Agent (except in the case of any Local Bank Account as to which the applicable Credit Party shall have delivered to the Agent a Local Bank Account Agreement in form and substance satisfactory to the Agent), (b) violate directly or indirectly any bank agency agreement, Control Agreement, Local Bank Account Agreement or other agreement in favor of the Agent or

(c) revoke or attempt to revoke any instructions or directions given by it under any Control Agreement, Local Bank Account Agreement or other agreement with respect to or altering the rights of the Agent and Lenders thereunder, including, without limitation, attempting to make any withdrawal from or requesting the reduction of funds on deposit in any Local Bank Account without the prior written consent of the Agent; provided, however, that Healthmont of Georgia, Inc. may maintain *** that is not subject to a Control Agreement as long as the aggregate amount of funds on deposit in such account does not exceed $6,000 at any time.

Section 6.10 Capital Expenditures. The Credit Parties will not make, or permit any Subsidiary to make, Capital Expenditures in an amount exceeding (a) $6,000,000 on a consolidated basis during the period from the Closing Date through the last day of each calendar month occurring on or prior to the first anniversary of the Closing Date and (b) during any twelve consecutive month period thereafter, $6,000,000 on a consolidated basis, not including any Permitted Investments.

Section 6.11 Subordinated Debt. No Credit Party will, nor permit any Subsidiary to, make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory, unless expressly permitted pursuant to an intercreditor or subordination agreement entered into between the holder of any such Subordinated Debt and the Agent); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

Section 6.12 Investments. No Credit Party will, nor permit any Subsidiary to, acquire for value, make, have or hold any Investments, except for (collectively, “Permitted Investments”):

(a) Investments existing on the date of this Agreement and disclosed on Schedule 6.12 hereto.

(b) Travel advances to management personnel and employees in the ordinary course of business.

(c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 1 of 9 pages containing information redacted pursuant to a request for confidential treatment.

(d) Certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Agent.

(e) Commercial paper given the highest rating by a nationally recognized rating service.

(f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States with a term of not more than ninety (90) days; provided, however, that all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System.

(g) Other readily marketable Investments in debt securities which are reasonably acceptable to the Agent.

(h) Investments by SHSI in a Captive Insurance Subsidiary not to exceed at any time $1,000,000 in the aggregate outstanding.

(i) Permitted Acquisitions.

(j) Any other Investment if the aggregate consideration therefor does not exceed $500,000.

Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by a Credit Party or a Subsidiary.

Section 6.13 Indebtedness. No Credit Party will, nor permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:

(a) The Obligations.

(b) Consolidated Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.

(c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.13 hereto.

(d) Indebtedness secured by Liens permitted under Section 6.14 hereof provided, that with respect to Capitalized Lease Obligations and Indebtedness secured by purchase money Liens, such Indebtedness shall not exceed $500,000 in the aggregate at any time.

(e) Indebtedness owed by a Borrower to another Borrower.

(f) Indebtedness that may be incurred in connection with a Permitted Acquisition, to the extent expressly approved by the Agent and Lenders in writing.

(g) Permitted Refinancing Indebtedness, so long as no Default or Event of Default is in existence at the time of the incurrence of such Permitted Refinancing Indebtedness and immediately after giving effect thereto.

(h) Subordinated Debt owing by one or more Credit Parties to the Sellers in an aggregate principal amount not to exceed $3,000,000.

Section 6.14 Liens. No Credit Party will, nor permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by a Credit Party or a Subsidiary (collectively, “Permitted Encumbrances”), except:

(a) Liens granted to the Agent, for the benefit of the Beneficiaries, under the Security Documents to secure the Obligations.

(b) Liens existing on the date of this Agreement and disclosed on Schedule 6.14 hereto.

(c) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security or similar statutory public liability obligations, in the ordinary course of business of a Credit Party or a Subsidiary.

(d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

(g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by a Credit Party or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by a Credit Party or any Subsidiary to provide collateral to the depository institution.

(h) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of a Credit Party or a Subsidiary, the Liens and encumbrances, if any, described in the loan policies of title insurance covering the Encumbered Real Estate delivered to and accepted by Agent in connection with the Mortgages and leases entered into by a Credit Party or a Subsidiary in the ordinary course of business.

(i) The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by Section 6.13(d) and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease or the purchase price of such property.

(j) Liens securing Indebtedness permitted by Section 6.13(f) to the extent such Liens are expressly approved by the Agent and Lenders in writing.

(k) Liens on the property securing the Permitted Refinancing of any Indebtedness to the extent Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded is secured by such Liens and without any change in the property subject to such Liens.

Section 6.15 Contingent Liabilities. No Credit Party will, nor permit any Subsidiary to, be or become liable on any Contingent Obligations except Contingent Obligations existing on the date of this Agreement and disclosed on Schedule 6.15 and Contingent Obligations for the benefit of the Agent and Lenders.

Section 6.16 Leverage Ratio. The Credit Parties will not permit the Leverage Ratio, for the twelve (12) consecutive months ending on the last day of each fiscal quarter set forth below, to exceed the maximum ratio set forth opposite such fiscal quarter:

FISCAL QUARTER ENDING	MAXIMUM LEVERAGE RATIO
June 30, 2008	3.60 to 1.00
September 30, 2008	3.60 to 1.00
December 31, 2008	3.50 to 1.00
March 31, 2009	3.40 to 1.00
June 30, 2009	2.90 to 1.00
September 30, 2009	2.60 to 1.00
December 31, 2009	2.60 to 1.00
March 31, 2010	2.40 to 1.00
June 30, 2010	2.20 to 1.00
September 30, 2010	2.10 to 1.00
December 31, 2010	2.10 to 1.00
March 31, 2011	2.00 to 1.00
June 30, 2011	2.00 to 1.00
September 30, 2011	2.00 to 1.00
December 31, 2011	1.90 to 1.00
March 31, 2012	1.90 to 1.00
June 30, 2012	1.90 to 1.00
September 30, 2012	1.80 to 1.00

FISCAL QUARTER ENDING	MAXIMUM SENIOR LEVERAGE RATIO
December 31, 2012	1.80 to 1.00
March 31, 2013	1.70 to 1.00
June 30, 2013	1.70 to 1.00
September 30, 2013	1.70 to 1.00
December 31, 2013	1.60 to 1.00
March 31, 2014	1.60 to 1.00
June 30, 2014	1.60 to 1.00
September 30, 2014	1.50 to 1.00
December 31, 2014	1.50 to 1.00
March 31, 2015	1.50 to 1.00
June 30, 2015 and each fiscal quarter thereafter	1.40 to 1.00

Section 6.17 Senior Leverage Ratio. The Credit Parties will not permit the Senior Leverage Ratio, for the twelve (12) consecutive months ending on the last day of each fiscal quarter set forth below, to exceed the maximum ratio set forth opposite such fiscal quarter:

FISCAL QUARTER ENDING	MAXIMUM SENIOR LEVERAGE RATIO
June 30, 2008	3.30 to 1.00
September 30, 2008	3.40 to 1.00
December 31, 2008	3.30 to 1.00
March 31, 2009	3.10 to 1.00
June 30, 2009	2.70 to 1.00
September 30, 2009	2.50 to 1.00
December 31, 2009	2.40 to 1.00
March 31, 2010	2.30 to 1.00
June 30, 2010	2.00 to 1.00
September 30, 2010	2.00 to 1.00
December 31, 2010	1.90 to 1.00

FISCAL QUARTER ENDING	MAXIMUM SENIOR LEVERAGE RATIO
March 31, 2011	1.90 to 1.00
June 30, 2011	1.90 to 1.00
September 30, 2011	1.90 to 1.00
December 31, 2011	1.80 to 1.00
March 31, 2012	1.80 to 1.00
June 30, 2012	1.80 to 1.00
September 30, 2012	1.80 to 1.00
December 31, 2012	1.70 to 1.00
March 31, 2013	1.70 to 1.00
June 30, 2013	1.70 to 1.00
September 30, 2013	1.60 to 1.00
December 31, 2013	1.60 to 1.00
March 31, 2014	1.60 to 1.00
June 30, 2014	1.60 to 1.00
September 30, 2014	1.50 to 1.00
December 31, 2014	1.50 to 1.00
March 31, 2015	1.50 to 1.00
June 30, 2015 and each fiscal quarter thereafter	1.40 to 1.00

Section 6.18 Minimum Liquidity. The Credit Parties (on a consolidated basis) will not permit at any time the sum of their (i) actual cash and Cash Equivalents and (ii) Availability to be less than $2,500,000.

Section 6.19 Collateral Coverage Ratio. The Borrowers will not permit the Collateral Coverage Ratio to be less than (i) 1.4 to 1.0 at any time on or prior to December 31, 2008 and (ii) 1.5 to 1.0 at any thereafter.

Section 6.20 Fixed Charge Coverage Ratio. The Credit Parties will not permit the Fixed Charge Coverage Ratio for the twelve (12) consecutive months ending on the last day of for each fiscal quarter set forth below (or with respect to the fiscal quarters ending on or before April 30, 2009, the period commencing on May 1, 2008, and ending on the last day of such fiscal month) to be less than the minimum ratio set forth opposite such fiscal quarters:

FISCAL QUARTER ENDING	MINIMUM FIXED CHARGE COVERAGE RATIO
June 30, 2008	1.40 to 1.00
September 30, 2008	1.40 to 1.00
December 31, 2008	1.40 to 1.00
March 31, 2009	1.50 to 1.00
June 30, 2009	1.50 to 1.00
September 30, 2009	1.60 to 1.00
December 31, 2009	1.70 to 1.00
March 31, 2010	1.70 to 1.00
June 30, 2010	1.70 to 1.00
September 30, 2010	1.80 to 1.00
December 31, 2010	1.90 to 1.00
March 31, 2011	2.00 to 1.00
June 30, 2011	2.10 to 1.00
September 30, 2011	2.10 to 1.00
December 31, 2011	2.10 to 1.00
March 31, 2012	2.10 to 1.00
June 30, 2012	2.20 to 1.00
September 30, 2012	2.30 to 1.00
December 31, 2012	2.40 to 1.00
March 31, 2013	2.60 to 1.00
June 30, 2013	2.70 to 1.00
September 30, 2013	2.70 to 1.00
December 31, 2013	2.70 to 1.00
March 31, 2014	2.70 to 1.00
June 30, 2014	2.70 to 1.00
September 30, 2014	2.90 to 1.00
December 31, 2014	3.00 to 1.00
March 31, 2015	3.30 to 1.00
June 30, 2015 and each fiscal quarter thereafter	3.40 to 1.00

Section 6.21 Minimum EBITDA. The Credit Parties will not permit the sum of (i) the Consolidated EBITDA plus (ii) with respect to each Person and any of its Subsidiaries acquired in a Permitted Acquisition during the relevant period of determination, the Consolidated Pro Forma EBITDA of such Person and any of its Subsidiaries for all times during such relevant period prior to the acquisition of such Person and any of its Subsidiaries, for the twelve (12) consecutive months ending on the last day of each fiscal quarter set forth below to be less than the minimum amount set forth opposite such fiscal quarter:

FISCAL QUARTER ENDING	MINIMUM CONSOLIDATED EBITDA
June 30, 2008	$12,000,000
September 30, 2008	$12,000,000
December 31, 2008	$12,500,000
March 31, 2009	$13,000,000
June 30, 2009	$13,500,000
September 30, 2009	$14,300,000
December 31, 2009	$15,000,000
March 31, 2010 and each fiscal quarter thereafter	$15,500,000

Section 6.22 Executive Compensation. No Credit Party will, nor permit any Subsidiary to, make any payments of management, consulting or other fees for management or similar services, or any payment on account of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of such Credit Party, except reasonable compensation to officers, employees and directors of such Credit Party for services rendered to such Borrower in the ordinary course of business. Without limiting the foregoing, no Credit Party shall not pay or commit to pay cash compensation to any member of such Credit Party’s senior management in an amount in any fiscal year in excess of 110% of the aggregate cash compensation paid during the prior fiscal year except as may be approved by the Compensation Committee of the Board of Directors so long as the common stock of SHSI continues to be publicly traded on the American Stock Exchange, the New York Stock Exchange or the NASDAQ National Market.

Section 6.23 Restrictions on Leases, etc. No Credit Party will, nor permit any Subsidiary to, create, incur, assume, or suffer to exist, any obligation as a lessee for the rental or hire of any real or personal property, other than: (a) leases described on Schedule 6.23 attached hereto; (b) renewals of existing operating leases, provided that the periodic payments thereunder shall not exceed 110% of the periodic payments required under the original term thereof; and (c) additional operating leases requiring payments (including taxes, insurance, maintenance, and similar expenses) in an aggregate amount not to exceed $1,000,000 at any time.

Section 6.24 Loan Proceeds. No Borrower will, nor permit any Subsidiary to, use any part of the proceeds of the Loans or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board.

Section 6.25 Sale and Leaseback Transactions. No Credit Party will, nor permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, and thereafter lease such property for the same or a substantially similar purpose or purposes as the property sold or transferred.

Section 6.26 Hedging Agreements. No Credit Party will, nor permit any Subsidiary to, enter into any hedging arrangements, other than any Rate Protection Agreements that are approved by the Agent.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) The Borrowers shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any of the Loans or any other Obligation required to be made pursuant to this Agreement and not corrected within 3 days.

(b) Any representation or warranty made by or on behalf of any Credit Party or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of any Credit Party or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to the Agent or any Lender pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

(c) Any Credit Party or any of its respective Subsidiaries shall fail to comply with Sections 2.14, 5.1(f), 5.2, 5.3, 5.5, 5.12, 5.15 or 5.16 hereof or any Section of Article VI hereof.

(d) (A) Any Credit Party or any of its respective Subsidiaries shall fail to comply with Section 5.1 (other than Section 5.1(f)) and such failure to comply shall continue unremedied for fifteen (15) calendar days or (B) any Credit Party shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for thirty (30) calendar days after whichever of the following dates is the earliest: (i) the date any Credit Party or the Borrowers’ Agent gives notice of such failure to the Agent, (ii) the date any Credit Party should have given notice of such failure to the Agent pursuant to Section 5.1, or (iii) the date the Agent gives notice of such failure to the Borrowers’ Agent.

(e) Any default (however denominated or defined) shall occur under any Security Document and any applicable grace period thereunder shall have lapsed.

(f) Any Credit Party or any Subsidiary other than any Immaterial Subsidiary, shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of such Credit Party or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any such Credit Party or any such Subsidiary or for a substantial part of the property thereof and shall not be discharged within sixty (60) days, or any Borrower or any Subsidiary other than any Immaterial Subsidiary, shall make an assignment for the benefit of creditors.

(g) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Credit Party or any Subsidiary other than any Immaterial Subsidiary, and, if instituted against any such Credit Party or any such Subsidiary, shall have been consented to or acquiesced in by such Credit Party or such Subsidiary, or shall remain undismissed for sixty (60) days, or an order for relief shall have been entered against such Credit Party or such Subsidiary.

(h) Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against any Credit Party or a Subsidiary other than any Immaterial Subsidiary, and, if instituted against any such Credit Party or any such Subsidiary, shall be consented to or acquiesced in by such Credit Party or such Subsidiary or shall remain for sixty (60) days undismissed.

(i) A judgment or judgments for the payment of money in excess of the sum of $750,000 in the aggregate shall be rendered against any Credit Party or a Subsidiary and either (i) the judgment creditor executes on such judgment (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

(j) The maturity of any material Indebtedness of any Credit Party (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or any Credit Party or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of any Credit Party or a Subsidiary shall be deemed “material” if it exceeds $750,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(j) has occurred.

(k) Any execution or attachment shall be issued whereby any material part of the property of any Credit Party or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

(l) Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or the Agent shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Agent if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $750,000 and (ii) any of the foregoing shall remain unremedied for ten (10) days or more after receipt of notice thereof by the Borrowers’ Agent from the Agent.

(m) The indictment by any Governmental Authority of a Credit Party or Affiliate of any Credit Party as to which there is a reasonable probability of an adverse determination under any criminal statute, or commencement of criminal or civil proceedings against any Credit Party or Affiliate of any Credit Party, pursuant to which statute or proceeding the penalties or remedies sought or available include forfeiture of any material portion of the Collateral or any other assets of any Credit Party which are necessary or material to the conduct of its business; or the indictment by any Governmental Authority of a Credit Party regarding any matter that may serve as the basis for the exclusion under 42 C.F.R. Part 1001, Subparts B and C, of any Credit Party, a Subsidiary or Affiliate of a Credit Party from a federal health care program, as defined in 42 C.F.R. § 1001.2; or the initiation or, as Agent may reasonably and in good faith determine the threatened initiation, by the United States Department of Health and Human Services Office of Inspector General of or, the occurrence of any event which could reasonably be likely to give rise to, an action to exclude any Credit Party under 42 C.F.R. Part 1001, Subparts B and C.

(n) The loss, suspension or revocation of, or failure to renew, any license, permit, approval, accreditation or other authorization of any Governmental Authority or other Person now held or hereafter acquired by any Credit Party or any of their Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Occurrence.

(o) Any occurrence, after the date hereof, of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which would reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Credit Parties and their Subsidiaries taken as a whole, (b) impair the ability of the Credit Parties and their Subsidiaries, taken as a whole, to perform their obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of any Credit Party other than an Immaterial Subsidiaries under any Loan Document, or (d) the rights and remedies of the Agent or any Lender against any Credit Party or any Subsidiary, (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Credit Parties hereunder, or (f) the validity of the joint and several nature of the obligations of the Borrowers with respect to all of the Obligations.

Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1(f), (g) or (h) shall occur with respect to any Credit Party, the Commitments shall automatically terminate and the Loans and all other Obligations shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then, the Agent may, and at the request of the Required Lenders shall, (i) declare the Commitments terminated, whereupon the Commitments shall terminate and (ii) declare the outstanding unpaid principal balance of the Loans, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Loans, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. Upon the occurrence of any of the events described in clause (a) or (b) of the preceding sentence the Agent and Lenders may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

Section 7.3 Lockbox; Rights Under Control Agreements. After the occurrence and during the continuance of an Event of Default, the Agent shall be entitled to send notice to any financial institutions party to a Control Agreement to assert exclusive control over all funds held in the Concentration Account or any other Deposit Accounts (other than any Local Bank Account), investment accounts and/or securities accounts subject to a Control Agreement. After an Event of Default has occurred and is continuing, except as otherwise may be required by Section 2.19, the Agent may apply all Collections and other payments against the Obligations in such order as the Agent deems appropriate. Any application of any Collection to the payment of any Obligation is conditioned upon final payment of any check or other instrument. In addition, the Agent, at any time after the occurrence of an Event of Default, whether or not any such Event of Default continues to exist, may require that each Borrower instruct all or, if so elected by the Agent, certain of its current and future account debtors and obligors on other Collateral to make all payments directly to one or more lockboxes (each a “Lockbox”) controlled by the Agent or to the extent not permitted by applicable law, shall make such other arrangements as the Agent may require to cause transfer of Collateral proceeds to a Collateral Account and the Agent may exercise its rights under Control Agreements. All payments received in a Lockbox shall be transferred to one or more special bank accounts (each a “Collateral Account”) controlled by the Agent subject to withdrawal by the Agent only. After the Agent’s exercise of its rights to direct account debtors or other obligors on any Collateral to make payments directly to the Agent or to require a Borrower to establish a Lockbox, each Borrower shall immediately deliver all full and partial payments on any Collateral received by such Borrower to the Agent in their original form, except for endorsements where necessary. Until such payments are so delivered to the Agent, such payments shall be held in trust by the Borrowers for and as the Agent’s property, and shall not be commingled with any funds of any of the Borrowers.

Section 7.4 Offset. In addition to the remedies set forth in Section 7.3, upon the occurrence of any Event of Default and thereafter while the same be continuing, each Credit Parties hereby irrevocably authorizes the Agent and Lenders to set off any Obligations against all deposits and credits of such Agent with, and any and all claims of such Credit Party against, Agent or any Lender. Such right shall exist whether or not the Agent or Lenders shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Credit Parties is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Agent or any Lender. The Agent and Lenders agree that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrowers’ Agent of its exercise of such setoff right; provided, however, that the failure of the Agent or any Lender to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Agent or any Lender to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers, the Agent and by Required Lenders, Required Revolving Lenders or all affected Lenders, as applicable. Except as set forth in subsections (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Required Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates above the percentage advance rates set forth in the definition of terms “Borrowing Base” and “Availability” as of the Closing Date shall be effective unless the same shall be in writing and signed by Agent, Required Revolving Lenders and Borrowers. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 3.2 to the making of any Revolving Loan shall be effective unless the same shall be in writing and signed by Agent, Required Revolving Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Revolving Loans set forth in Section 3.2 unless the same shall be in writing and signed by Agent, Required Revolving Lenders and Borrowers.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any Guaranty or release all or substantially all of the Collateral, except as otherwise provided in this Credit Agreement or the other Loan Documents; (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); and (vii) amend or waive this Section 8.1 or the definitions of the terms “Required Lenders”, “Required Term loan Lenders” or “Required Revolving Lenders” insofar as such definitions affect the substance of this Section 8.1 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 8.1 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

Section 8.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Credit Parties agree to pay to the Agent upon demand: (a) the reasonable costs of producing this Agreement, the other Loan Documents and other agreements and instruments mentioned herein; (b) the reasonable costs and expenses of the Agent incurred in connection with the administration, including electronic interfaces fees and periodic auditing, Collateral monitoring, modification and amendment of this Agreement; (c) any taxes (including interest and penalties in respect thereto) payable by the Agent or any Lender (other than taxes based upon the Agent’s or Lenders’ net income or profits) on or with respect to the transactions contemplated by this Agreement; (d) the reasonable fees, expenses and disbursements of the Agent’s counsel and any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the closing of the transactions contemplated hereby, and amendments, modifications, approvals, consents or waivers hereto or hereunder; (e) the reasonable fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges and all expenses related to Phase I environmental assessments; (f) the reasonable fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling the Lockbox or that Collateral Account and any other accounts for the disbursement of the Loans and/or the collection of any of the Collateral; (g) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of the Agent and Lenders, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Agent and Lenders in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Credit Parties or the administration thereof, and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any Lender’s relationship with Credit Parties or any of its Affiliates; and (h) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC or title searches, UCC filings or mortgage recordings. All such costs and expenses shall constitute Obligations hereunder secured by the Agent’s Liens in the Collateral. The covenants of this Section 8.2 shall survive payment and satisfaction of the Obligations.

Section 8.3 Waivers, etc. No failure on the part of the Agent or any Lender or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4 Notices.

(a) Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent under Article II hereof shall be deemed to have been given only when received by the Agent.

(b) Notices and other communications to the Agent hereunder may be delivered or furnished by e-mail pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to the Agent pursuant to Article II. The Agent or the Credit Parties may, in its discretion, agree to accept notices and other communications to it hereunder by e-mail pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 8.5 Taxes. The Credit Parties agree to pay, and save the Agent and Lenders harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Credit Parties shall survive the termination of this Agreement.

Section 8.6 Successors and Assigns. Subject to Section 10.1 hereof, this Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Agent, Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Credit Parties may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Lenders.

Section 8.7 Confidentiality of Information. The Agent and Lenders shall use the same level of efforts and care as it uses with respect to its own confidential information to ensure that information about the Credit Parties and their operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent and Lenders pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Agent, Lenders and the Credit Parties and shall not be divulged to any Person other than the Agent and Lenders, their Affiliates and their respective officers, directors, employees and agents (each a “Representative”) (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Agent or any Lender hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 9.1, (d) if such information is generally available to the public other than as a result of disclosure by the Agent or a Lender, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about the Agent’s or any Lender’s investment portfolio in connection with ratings issued with respect to the Agent or any Lender, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Agent or any Lender or by any applicable law, rule, regulation or judicial process, the opinion of the Agent’s or any Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto; provided, however, that in case of a required disclosure pursuant to the preceding clause (g), the Agent shall notify Borrowers’ Agent of such required or requested disclosure to the extent practicable, unless prohibited by law, and reasonably cooperate with the Borrowers, at the Credit Parties’ sole expense, to enjoin, stay or limit such disclosure. Neither the Agent nor any Lender shall incur any liability to the Borrowers by reason of any disclosure permitted by this Section.

Section 8.8 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 8.9 Consent to Jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY STATE COURT LOCATED WITHIN COBB COUNTY, STATE OF GEORGIA, OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF GEORGIA; AND EACH CREDIT PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY CREDIT PARTY COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 8.10 Waiver of Jury Trial. EACH CREDIT PARTY, AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.11 Survival of Agreement. All representations, warranties, covenants and agreement made by each Credit Party herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Agent and Lenders and shall survive the making of the Loan by the Lenders and the execution and delivery to the Agent and Lenders by the Borrowers of the Notes, regardless of any investigation made by or on behalf of the Agent or any Lender, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitment has not been terminated; provided, however, that the Credit Parties’ obligations under Sections 2.16, 8.2, 8.5 and 8.12 shall survive payment in full of the Obligations and the termination of the Commitment.

Section 8.12 Indemnification. The Credit Parties hereby agree to defend, protect, indemnify and hold harmless the Agent, Lenders and their Affiliates and the directors, officers, employees, attorneys and agents of the Agent, Lenders and their Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

(b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Agent or any Lender by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Credit Parties shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Credit Parties may otherwise have. Without prejudice to the survival of any other obligation of the Credit Parties hereunder the indemnities and obligations of the Credit Parties contained in this Section shall survive the payment in full of the other Obligations.

Section 8.13 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.14 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 8.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 8.16 Borrower Acknowledgements. Each Credit Party hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) Neither the Agent nor any Lender has any fiduciary relationship to such Credit Party, the relationship being solely that of debtor and creditor, (c) no joint venture exists between such Credit Party and the Agent or any Lender, and (d) the Agent and Lenders undertake no responsibility to such Credit Party to review or inform such Credit Party of any matter in connection with any phase of the business or operations of such Credit Party and such Credit Party shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Credit Parties by the Agent or any Lender is for the protection of the Agent and such Lender and neither such Credit Party nor any third party is entitled to rely thereon.

Section 8.17 Appointment of and Acceptance by Borrowers’ Agent. Each Credit Party other than SunLink Health Systems Inc. hereby appoints and authorizes the Borrowers’ Agent as its representative and agent on its behalf for the purposes of issuing borrowing requests, notices of conversion, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Credit Party or Credit Parties under the Loan Documents and to exercise such powers under the Loan Documents as are delegated to the Borrowers’ Agent by the terms thereof, together with such power that are reasonably incidental thereto. SunLink Health Systems, Inc. hereby accepts such appointment. Agent and each Lender may regard any request, notice or other communication pursuant to any Loan Document from Borrowers’ Agent as a request, notice or communication from all Credit Parties. Each warranty, covenant, agreement and undertaking made on its behalf by Borrowers’ Agent shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as it if the same had been made directly by such Credit Party.

Section 8.18 Relationship Among Borrowers.

(a) Joint and Several Liability. EACH BORROWER AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER BORROWER, FOR THE PAYMENT OF ALL OBLIGATIONS OF THE BORROWERS UNDER THIS AGREEMENT, AND THAT THE AGENT CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY OR ALL BORROWERS, IN THE AGENT’S SOLE AND UNLIMITED DISCRETION.

(b) Waivers of Defenses. The obligations of the Borrowers hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of the Lenders hereunder to make the Term Loan and Revolving Loan shall have expired or been terminated. The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of each Borrower and that the covenants, agreements and all obligations of each Borrower hereunder be absolute, unconditional and irrevocable. Each Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.

(c) Other Transactions. The Agent and Lenders are expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrowers or by any other Person on behalf of the Borrowers, or to forward or deliver any or all such collateral and security directly to the Borrowers for collection and remittance or for credit. No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Borrowers’ obligations under this Agreement. The liabilities of each Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of the Agent or any Lender to realize upon any of the Obligations of any other Borrower to the Agent and Lenders, or upon any collateral or security for any or all of the Obligations, nor by the taking by the Agent or any Lender of (or the failure to take) any guaranty or guaranties to secure the Obligations, nor by the taking by the Agent or any Lender of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind. No act or omission of the Agent or any Lender, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Borrower, shall affect or impair the obligations of the Borrowers hereunder.

(d) Actions Not Required. Each Borrower, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets of any other Borrower or any other action by any court or other governmental body with respect thereto or to cause the Agent or any Lender to proceed against any security for the Obligations or any other recourse which the Agent or any Lender may have with respect thereto and further waives any and all requirements that the Agent or any Lender institute any action or proceeding at law or in equity, or obtain any judgment, against any other Borrower or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, such Borrower under this Agreement.

(e) No Subrogation. Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by the Agent or any Lender, such Borrower shall not be entitled to be subrogated to any of the rights of the Agent or Lender against any other Borrower or any other guarantor or any collateral security or guaranty or right of offset held by the Agent or any Lender for the payment of the Obligations, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Agent and Lenders by the Borrowers on account of the Obligations are irrevocably paid in full. If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by that Borrower in trust for the Agent and Lenders, segregated from other funds of that Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Agent in the exact form received by such Borrower (duly indorsed by the Borrower to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine.

(f) Application of Payments. Except as provided in Section 2.19 or as otherwise required by the Required Lenders, any and all payments upon the Obligations made by the Borrowers or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Agent on such items of the Obligations as the Agent may elect.

(g) Recovery of Payment. If any payment received by the Agent or any Lender and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Obligations as fully as if such application had never been made. References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

(h) Borrowers’ Financial Condition. Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Agent or any Lender. Neither the Agent nor any Lender shall have any obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of the Agent’s or any Lender’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Borrowers.

(i) Bankruptcy of the Borrowers. Each Borrower expressly agrees that, to the extent permitted by applicable law, the liabilities and obligations of that Borrower under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Borrower under this Agreement, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Borrower.

(j) Limitation; Insolvency Laws. As used in this Section 8.18(j): (a) the term “Applicable Insolvency Laws” means the laws of the United States or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United States Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Borrower, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by any Borrower securing the Obligations, in whole or in part. Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Borrower, this Agreement or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Borrower, only to the maximum extent that would not cause this Agreement or such Specified Lien to be subject to avoidance, recovery or unenforceability. To the extent that any payment to, or realization by, the Agent and Lenders on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Borrower. This Section is intended solely to reserve the rights of the Agent and Lenders hereunder against each Borrower, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

Section 8.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Agent or any Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Agent and Lenders in respect of other Loans or periods shall be increased

(but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Agent and Lenders.

Section 8.20 Deposit on Termination of Commitments. In the event of the payment in full of the Obligations and termination by the Borrowers of the Commitments established hereunder, the Agent may, in its discretion, require Borrowers to deposit with the Agent a reasonable amount, not to exceed $10,000, to cover any and all reasonable costs and expenses which may be incurred by the Agent in connection with terminating the Commitments and Agent’s Liens on the Collateral. Upon the final payment in full of the Obligations and termination of the Commitments hereunder, the Agent shall take all actions and execute all documents reasonably required to terminate this Agreement and any and all Liens of the Agent on the Collateral, and all reasonable costs and expenses incurred by the Agent may be deducted from such deposit, with any remaining balance to be returned by the Agent to the Borrowers’ Agent no later than sixty (60) days after the final payment in full of the Obligations.

Section 8.21 Replacement of Lenders.

(a) Within fifteen (15) days after receipt by Borrowers’ Agent of written notice and demand from any Lender for payment pursuant to Section 2.16(e) or 2.20 or, as provided in this Section 8.21(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Required Lenders, Required Revolving Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrowers may, at their option, notify Agent and such Affected Lender of its intention to do one of the following:

(i) Borrowers may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrowers obtain a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrowers’ intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 9.1, provided that Borrowers have reimbursed such Affected Lender for any administrative fee payable pursuant to Section 9.1, and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 2.16(c) or 2.20, paid all amounts required to be paid to such Affected Lender pursuant to Section 2.16(c) or 2.20 through the date of such sale and assignment; or

(ii) Borrowers may, with Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the Revolving Commitment in which case the Revolving Commitment will be reduced by the amount of such Pro Rata Share. Borrowers shall, within ninety (90) days following notice of their intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such

Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Revolving Commitment.

(b) In the case of a Non-Funding Lender pursuant to Section 9.5(a), at Borrowers’ Agent’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 8.1 (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii) and (iii) below being referred to as a “Non-Consenting Lender”);

(ii) requiring the consent of Revolving Lenders, the consent of Revolving Lenders holding 51% or more of the aggregate Revolving Commitments is obtained, but the consent of Required Revolving Lenders is not obtained; or

(iii) requiring the consent of Required Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Required Lenders is not obtained;

then, so long as Agent is not a Non-Consenting Lender, at Borrowers Agent’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

Section 8.22 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

ARTICLE IX

ASSIGNMENT AND PARTICIPATION

Section 9.1 Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Transferee of, or sale of participations in, at any time or times, the Loan Documents, Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Transferee) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit L and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) (except with respect to any assignment by a Lender to an Affiliate of such Lender) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $3,000,000; and (iv) require a payment to Agent of an assignment fee of $3,500. Notwithstanding the above, Agent may, in its sole and absolute discretion, permit any assignment by a Lender to a Person or Persons that are not Qualified Transferee; provided, that, so long as no Event of Default has occurred and is continuing, Borrower’s Agent has consented to such assignment, which consent shall not be unreasonably withheld or delayed. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof and the Loans and other interests assigned by it from and after the date of such assignment. Borrowers hereby acknowledge and agree that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender.” In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), (A) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank or to any Person providing funding to such Lender, (B) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to trustee for the benefit of its investors and (C) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 2.16, 2.19, 8.12 and 9.3, Borrowers acknowledge and agree that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender.” Except as set forth in the preceding sentence no Borrower or any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Credit Party shall assist each Lender permitted to sell assignments or participations under this Section 9.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the prompt preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, all on a timetable reasonably established by Agent. Each Credit Party executing this Agreement shall certify, to the same extent and on the same basis as certified in this Agreement, the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any projections or statements of forecasted consolidated income and statements of forecasted consolidated balance sheets delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 4.5. Agent shall maintain, on behalf of Borrowers, in its offices located at 400 Galleria Parkway, Suite 1950, Atlanta, Georgia 30339 a “register” for recording the name, address, commitment and Loans owing to each Lender. The entries in each such register shall be presumptive evidence of the amounts due and owing to each Lender in the absence of manifest error. Borrowers, Agent and each Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement. Each such register described herein shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.

(e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 8.7.

(f) Each Lender agrees to and shall be bound by the same restrictions, terms and conditions that apply to Agent under any Business Associate Agreement that may be entered into from time to time by and among Agent and any Credit Party. The requirements of this Section 9.1(f) shall apply to each Lender who is a party to this Agreement as the date first written above and to any individual or entity who becomes a Lender at any time thereafter.

Section 9.2 Agent.

(a) Appointment. Each Lender hereby designates and appoints Chatham as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Security Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 9.2 and Section 8.1. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and neither Borrowers nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of the applicable Lenders and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers or any other Credit Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each applicable Lender. Agent shall promptly notify each applicable Lender any time that the Required Lenders, and/or Required Revolving Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c) Rights, Exculpation, Etc. Neither Agent nor any of its respective officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its respective agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Required Lenders, and/or Required Revolving Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or required to take or to grant. If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders, and/or Required Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders, and/or Required Revolving Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Required Lenders and/or Required Revolving Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 9.2(e).

(d) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(e) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such in under this Agreement or any of the Loan Documents, in proportion to each Lender’s

Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrowers; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent or, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Required Lenders and/or Required Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. The obligations of Lenders under this Section 9.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Chatham (or any Successor Agent) Individually. With respect to its Commitments hereunder, Chatham (or any Successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. Chatham (or any Successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. Chatham (or any Successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(g) Successor Agents.

(i) Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrowers’ Agent and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii) Appointment of Successor. Upon any such applicable notice of resignation pursuant to clause (i) above, Required Lenders shall appoint a successor Agent, which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrowers. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent upon notice to Borrowers’ Agent, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Required Lenders appoint a successor Agent in the manner as provided above.

(iii) Successor Agents. Upon the acceptance of any appointment as Agent or under the Loan Documents by a successor Agent such successor Agent or shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent the provisions of this Section 9.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

(h) Collateral Matters.

(i) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (x) upon termination of the Commitments and payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted), (y) constituting property being sold or disposed of if Borrowers (or any of them) certify to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (z) in accordance with the provisions of the next sentence. In addition, with the consent of Required Lenders, Agent may release any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, either in a single transaction or in a series of related transactions; provided, however, that in no event will Agent, acting under the authority granted to it pursuant to this sentence, release Collateral having a total book value in excess of twenty percent (20%) of the book value of all Collateral, as determined by Agent.

(ii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 9.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrowers’ Agent, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 9.2(h)(i). Upon receipt by Agent of any required confirmation from the Required Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Borrowers’ Agent, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrowers or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 9.2(h) or in any of the

Loan Documents, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Security Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

(iv) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

(i) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrowers’ Agent referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders in accordance with Article VII. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(j) Lender Actions Against Collateral. Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against any Borrower or any Credit Party hereunder or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off) without the consent of the Agent or Required Lenders. All such enforcement actions and proceedings shall be taken in concert and at the direction with the consent of Agent or Required Lenders. Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt. With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof.

Section 9.3 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrowers’ Agent (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to any Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrowers’ Agent shall not affect the validity of such set off and application. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares in a manner consistent with Section 2.19. Borrowers agree, to the fullest extent permitted by law, that, upon the occurrence and during the continuation of an Event of Default, any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares in a manner consistent with Section 2.19.

Section 9.4 Disbursement of Funds. Agent may, on behalf of Revolving Lenders, disburse funds to Borrowers for Revolving Loans requested. Each Revolving Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses same to Borrowers. If Agent elects to require that each Revolving Lender make funds available to Agent prior to a disbursement by Agent to Borrowers, Agent shall advise each Revolving Lender by telephone or fax of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by Borrowers’ Agent no later than 2:00 p.m. (New York time) on the date of funding an Advance applicable thereto, and each such Revolving Lender shall pay Agent such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to Agent’s account on the date of funding such Advance. If any Revolving Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrowers’ Agent, and Borrowers shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 9.4 shall be without premium or penalty. Nothing in this Section 9.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 9.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Revolving Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Revolving Lender hereunder.

Section 9.5 Disbursements of Advances; Payment.

(a) Advances; Payments. At least once each calendar month or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefits of Lenders with respect to each applicable Loan (other than the Revolving Loan). Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers to Agent since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in such Lender’s signature page to this Agreement or the applicable Assignment Agreement) not later than 3:00 p.m. (New York time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations required to be funded or purchased by such Lender pursuant to this Agreement, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Advance available to Agent on date of funding of such Advance. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrowers’ Agent and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrowers on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent shall not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(iii) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Advance or any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender, Agent shall not be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, or a “Revolving Lender” (or be included in the calculation of “Required Lenders” or “Required Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS:

SUNLINK HEALTH SYSTEMS, INC., as a Borrower and Borrowers’ Agent

By:
Mark Stockslager
Chief Financial Officer

SUNLINK HEALTHCARE, LLC,
as a Borrower By its Sole Member SunLink Health Systems, Inc.

By:
Mark Stockslager
Chief Financial Officer

DEXTER HOSPITAL, LLC, as a Borrower
By its Sole Member SunLink Healthcare, LLC

By its Sole Member SunLink Health Systems, Inc.

By:
Mark Stockslager
Chief Financial Officer

CLANTON HOSPITAL, LLC,
as a Borrower
By its Sole Member SunLink Healthcare, LLC

By its Sole Member SunLink Health Systems; Inc.

By:
Mark Stockslager
Chief Financial Officer

[Signature Page 1 to the Credit Agreement]

SOUTHERN HEALTH CORPORATION OF ELLIJAY, INC.,
as a Borrower

By:
Mark Stockslager
[ ]

SOUTHERN HEALTH CORPORATION OF DAHLONEGA, INC.,
as a Borrower

By:
Mark Stockslager
[ ]

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC.,
as a Borrower

By:
Mark Stockslager
[ ]

SOUTHERN HEALTH CORPORATION OF JASPER, INC.,
as a Borrower

By:
Mark Stockslager
[ ]

HEALTHMONT OF GEORGIA, INC., as a Borrower

By:
Mark Stockslager
[ ]

[Signature Page 2 to the Credit Agreement]

HEALTHMONT, LLC, as a Borrower
By its Sole Member SunLink Health Systems, Inc.

By:
Mark Stockslager
Chief Financial Officer

HEALTHMONT OF MISSOURI, LLC, as a Borrower
By its Sole Member HealthMont, LLC

By its Sole Member SunLink Health Systems, Inc.

By:
Mark Stockslager
Chief Financial Officer

SUNLINK SERVICES, INC.,
as a Borrower

By:
Mark Stockslager
[ ]

SUNLINK HOMECARE SERVICES, LLC, as a Borrower
By its Sole Member SunLink Health Systems, Inc.

By:
Mark Stockslager
Chief Financial Officer

KRUG PROPERTIES, INC.,
as a Borrower

By:
Mark Stockslager
[ ]

[Signature Page 3 to the Credit Agreement]

Central Alabama Medical Associates, LLC, as a Borrower
By its Sole Member HealthMont, LLC

By its Sole Member SunLink Health Systems, Inc.

By:
Mark Stockslager
Chief Financial Officer

Dahlonega Clinic, LLC,
as a Borrower
By its Sole Member Southern Health Corporation of Dahlonega, Inc.

By:
Mark Stockslager
[ ]

CARMICHAEL’S CASHWAY PHARMACY, INC.,
as a Borrower

By:
Mark Stockslager
[ ]

CARMICHAEL’S NUTRITIONAL DISTRIBUTOR, INC.,
as a Borrower

By:
Mark Stockslager
[ ]

[Signature Page 4 to the Credit Agreement]

BREATH OF LIFE HOME HEALTH EQUIPMENT, INC., as a Borrower

By:
Mark Stockslager
[ ]

GUARANTORS/CREDIT PARTIES:

SUNLINK HEALTHCARE INVESTMENTS, INC., as a Guarantor and a Credit Party
By its Sole Member SunLink Health Systems, Inc.

By:
Mark Stockslager
Chief Financial Officer

Address for All Borrowers and other Credit Parties

For Purposes of Notice:

900 Circle 75 Parkway

Suite 1120

Atlanta, GA 30339

Fax: (770) 933-7010

Attention: Mark J. Stockslager,

Chief Financial Officer

[Signature Page 5 to the Credit Agreement]

CHATHAM CREDIT MANAGEMENT III, LLC, as Agent

By:	Chatham Capital Holdings, Inc.
Its:	Manager

By:
Name:

CHATHAM CREDIT MANAGEMENT III, LLC, not individually, but as agent for CHATHAM INVESTMENT FUND QP III, LLC, as a Lender and CHATHAM INVESTMENT FUND III, LLC, as a Lender

By:
Name:

Address for Agent:

400 Galleria Parkway, Suite 1950

Atlanta, GA 30339

ATTN: Account Officer

Fax: (770) 618-2101

[Signature Page 6 to the Credit Agreement]

ANNEX A to

CREDIT AGREEMENT

COMMITMENT AMOUNTS

Revolving Commitments	Lender
Revolving Commitment $12,000,000	CHATHAM CREDIT MANAGEMENT III, LLC, not individually, but as agent for CHATHAM INVESTMENT FUND QP III, LLC, as a Lender and CHATHAM INVESTMENT FUND III, LLC

Term Loan Commitments	Lender
Term Loan Commitment $35,000,000	CHATHAM CREDIT MANAGEMENT III, LLC, not individually, but as agent for CHATHAM INVESTMENT FUND QP III, LLC, as a Lender and CHATHAM INVESTMENT FUND III, LLC

Annex A to the Credit Agreement